REVOLVING CREDIT AGREEMENT

dated as of December 29, 2004

among

INTERPOOL LIMITED,
and
INTERPOOL, INC.,
as the Borrowers

INTERPOOL, INC.,
as the Parent Guarantor

DVB BANK N.V.,
as the Agent

and

THE LENDERS NAMED HEREIN

DVB Bank N.V.,
Arranger

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS; RULES OF INTERPRETATION	1

1.1	Definitions	1

1.2	Rules of Interpretation	18

SECTION 2.	THE CREDIT LOANS	20

2.1	The Credit Loans	20

2.2	The Notes	20

2.3	Principal Payments on the Notes	20

2.4	Interest on the Credit Loans	21

2.5	Available Commitments	22

2.6	Fees	22

2.7	Prepayments	23

2.8	Illegality or Impossibility	23

2.9	Additional Costs and Expenses; Reserve Charge; Capital Requirements	24

2.10	The Agent's or Lender's Certificates	25

2.11	Pro Rata Treatment	26

2.12	Receipt and Disbursement of Funds	26

2.13	Form and Terms of Payment	26

2.14	Obligations	27

2.15	Replacement of an Affected Lender	27

2.16	Funding Losses	28

2.17	Payments Free and Clear of Taxes	28

2.18	Term-Out Option	29

2.19	Extension of Commitment Termination Date	29

SECTION 3.	REPRESENTATIONS AND WARRANTIES	30

3.1	Corporate Existence and Good Standing, Etc.	30

3.2	Corporate Power; Consents; Absence of Conflict with Other Agreements, Etc.	30

3.3	Title to Properties	31

3.4	Financial Statements	31

3.5	No Material Changes, Etc.	31

3.6	Litigation	31

3.7	No Materially Adverse Contracts, Etc.	31

3.8	Compliance with Other Instruments, Laws, Etc.	32

3.9	Tax Status	32

3.10	Compliance with ERISA	32

3.11	No Default	32

3.12	Patents, Copyrights, Permits, Trademarks, Licenses and Leases	32

3.13	Use of Proceeds	32

3.14	Capitalization	33

3.15	Holding Company and Investment Company Acts	33

3.16	Disclosure	33

3.17	Title to Lease and Equipment; Monitoring System	33

3.18	Borrowing for Own Benefit	33

SECTION 4.	CONDITIONS TO CLOSING	33

4.1	Initial Borrowing	33

4.2	Each Borrowing Date	35

SECTION 5.	REVOLVING COLLATERAL	35

5.1	Addition of Collateral	35

5.2	Removal of Collateral	36

5.3	Collateral Account	37

SECTION 6.	AFFIRMATIVE COVENANTS	37

6.1	Punctual Payment	37

6.2	Location of Office	37

6.3	Records and Accounts; Collateral Tracking System	37

6.4	Financial Statements, Certificates and Information	37

6.5	Business and Corporate Existence	39

6.6	Payment of Taxes	39

6.7	[Intentionally Omitted]	39

6.8	Insurance	39

6.9	Inspection of Properties and Books; Containers Monitoring System	40

6.10	Licenses and Permits	41

6.11	Notice of Material Claims and Litigation	41

6.12	Further Assurances	41

6.13	Pension Plans	41

6.14	Use of Proceeds	42

6.15	Notice of Default	42

SECTION 7.	NEGATIVE COVENANTS	42

7.1	Liens	42

7.2	Maximum Funded Debt to Tangible Net Worth	42

7.3	Minimum Tangible Net Worth	42

7.4	Fixed Charge Coverage Ratio	43

7.5	Additional Financial Covenants	43

7.6	Distributions	43

7.7	Merger, Consolidation or Sale of Assets, Etc.	43

7.8	ERISA	44

7.9	Public Utility Holding Company	44

7.10	Transactions with Affiliates	44

7.11	Dispositions of Collateral	44

SECTION 8.	EVENTS OF DEFAULT	44

SECTION 9.	REMEDIES	47

SECTION 10.	NOTICE AND WAIVERS OF DEFAULT	50

10.1	Notice of Default	50

10.2	Waivers of Default	50

SECTION 11.	SET OFF	50

SECTION 12.	[OMIT]	51

SECTION 13.	[OMIT]	51

SECTION 14.	THE AGENT	51

14.1	Appointment	51

14.2	Delegation of Duties	51

14.3	Exculpatory Provisions	51

14.4	Reliance by Agent	52

14.5	Notice of Default	52

14.6	Non-Reliance on Agent and Other Lenders	52

14.7	Indemnification	53

14.8	Failure to Act	54

14.9	The Agent in Its Individual Capacity	54

14.10	Successor Agent	54

14.11	Exercise of Remedies Under Security Documents	54

14.12	Standard of Care	55

14.13	Dealing with the Lenders	55

14.14	Duties Not to be Increased	55

SECTION 15.	EXPENSES AND INDEMNITIES	55

SECTION 16.	SURVIVAL OF COVENANTS, ETC.	56

SECTION 17.	PARTIES IN INTEREST; SUCCESSORS AND ASSIGNS	56

SECTION 18.	NOTICES, ETC.	58

SECTION 19.	MISCELLANEOUS	59

SECTION 20.	ENTIRE AGREEMENT, ETC.	60

SECTION 21.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	60

SECTION 22.	WAIVER OF JURY TRIAL	60

SECTION 23.	SUBMISSION TO JURISDICTION; WAIVERS	60

SECTION 24.	ACKNOWLEDGMENTS	61

ANNEXES, EXHIBITS AND SCHEDULES

Annex PG Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F-1 Exhibit F-2 Exhibit G Exhibit H Exhibit I Schedule 1 Schedule 2	Pricing Grid

Form of Note
Form of Notice of Borrowing
Form of Notice of Assignment
Form of Compliance Certificate
Form of Assignment and Acceptance
Form of Security Agreement (INC.)
Form of Security Agreement (LTD.)
Form of Parent Guaranty
Form of Collateral Certificate
Form of Borrowing Base Certificate

Funding Commitments; Payment Details
Pro Rata Share

[Credit Agreement]

REVOLVING CREDIT AGREEMENT

           THIS REVOLVING CREDIT AGREEMENT, dated as of December 29 2004, is among INTERPOOL LIMITED, a company organized under the laws of Barbados (Interpool Limited), INTERPOOL, INC., a corporation organized under the laws of the State of Delaware (Interpool, Inc., as a borrower hereunder, together with Interpool Limited and their respective successors and permitted assigns, collectively the Borrowers, and each, individually, together with their respective successors and assigns, a Borrower), Interpool, Inc., as parent guarantor (in such capacity, together with its successors and permitted assigns, the Parent Guarantor), the banks and other financial institutions whose signatures appear at the end of this Agreement or that join this Agreement as a Lender party from time to time (each individually, a Lender and collectively, the Lenders) and DVB BANK N.V., as administrative agent for the Lenders (in such capacity, the Agent).

           WHEREAS the Lenders wish to establish a senior secured revolving credit facility which provides for revolving credit loans to the Borrowers in an aggregate principal amount up to $150,000,000.

           NOW THEREFORE IT IS HEREBY DECLARED AND AGREED AS FOLLOWS:

           Section 1.     Definitions; Rules of Interpretation.

           1.1     Definitions. The following terms shall have the meanings respectively assigned to them below in this Section 1 or in the provisions of this Agreement referred to below:

           Affiliate. With respect to any specified Person, any other Person (i) which directly or indirectly controls, or whose directors or officers directly or indirectly control, or is controlled by, or is under common control with, such specified Person, (ii) which beneficially owns or holds, or whose directors or officers beneficially own or hold, 5% or more of any class of the voting stock (or, in the case of an entity that is not a corporation, 5% of the equity interest) of such specified Person, or (iii) 5% or more of the voting stock (or, in the case of an entity that is not a corporation, 5% of the equity interest) of which is owned or held by such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

           Agent. DVB Bank N.V., acting in the capacity of administrative agent for itself and the other Lenders under this Agreement, and any other banking institution succeeding to and for the time being acting in such capacity.

           Agent's Jurisdiction. Initially, Rotterdam, The Netherlands or, with notice to the other parties, such other jurisdiction as the Agent shall manage this transaction.

           Aggregate Net Book Value. As of any date of determination and for any Borrower, an amount equal to the sum of the then Net Book Values of all Eligible Equipment then pledged on a first priority and perfected basis by such Borrower to the Agent pursuant to the terms of the Security Agreement to which such Borrower is a party and the other Loan Documents.

           Aggregate Note Principal Balance. As of any date of determination, an amount, for any Loan Series, equal to the sum of the then unpaid principal balances of all Notes for such Loan Series.

           Agreement. This Credit Agreement, together with all Exhibits and Schedules hereto, as originally executed, or if amended or supplemented from time to time, as so amended or supplemented.

           Allocated Loan Amount. With respect to an item of Equipment as of any date of determination owned by a Borrower, an amount equal to the product of (i) a fraction, expressed as a percentage, the numerator of which is equal to the Net Book Value of such item of Equipment and the denominator of which is the Aggregate Net Book Value of the Equipment issued in connection with the related Loan Series, and (ii) the then Aggregate Note Principal Balance of such Loan Series.

           Applicable Margin. For any Interest Period and in respect of the Credit Loans of any Borrower, the amount determined in accordance with the Pricing Grid on Annex PG.

           Applicable Rate. For any Interest Period and Credit Loan, the Eurodollar Rate for such Interest Period and Credit Loan plus the Applicable Margin for such Interest Period.

           Arranger. DVB Bank N.V., and its successors and permitted assigns.

           Assignment and Assumption. As defined in Section 17(b).

          Authorized Officer. Any person holding the title of Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Controller or Treasurer (or other officer performing the functions thereof).

           Available Commitment. $150,000,000, as the same may be reduced in accordance with Section 2.5 hereof.

           Base Rate. The Applicable Margin plus the higher of (i) the Prime Rate and (ii) the Federal Funds Effective Rate.

           Borrower. Interpool Limited and/or Interpool, Inc., as applicable, in each case, together with the respective successors and permitted assigns.

           Borrowing. The borrowing on any Borrowing Date of a Credit Loan by a Borrower.

          Borrowing Base. For any Borrower, the sum of (i) 75% of such Borrower's Aggregate Net Book Value plus (ii) the amount standing to the credit of the Collateral Account established by the Agent under such Borrower's Security Agreement; provided that, in case of Interpool Limited and at the option of Interpool, Inc., there shall be added to Interpool Limited's Borrowing Base (and removed from the Borrowing Base of Interpool, Inc.) any unutilized excess Borrowing Base capacity of Interpool, Inc.; provided further that, in no event may any portion of the Borrowing Base of Interpool Limited be utilized by Interpool, Inc. In determining the Borrowing Base for any Borrower, there shall be excluded from such Borrower's Borrowing Base Containers (that otherwise were to be included as Eligible Equipment) to the extent:

(i) necessary to bring the average age of the Eligible Equipment owned by such Borrower to five years or less (the particular Containers to be excluded as a consequence of this clause (i) to be selected by such Borrower to the extent choices may be made); and

(ii) required so that the principal amount of Credit Loans then outstanding made in respect of Special Containers does not exceed 10% of the aggregate Commitments.

          Borrowing Base Certificate. A certificate, substantially in the form of Exhibit I, executed by each Borrower on a quarterly basis, or as otherwise required by Section 4.1, 5.1 or 5.2 hereof.

           Borrowing Date. The date on which any Credit Loan is made hereunder.

          Business Day. Any day other than (i) a Saturday, Sunday, legal holiday or other day on which banks in New York, New York are required or permitted by law to close, or (ii) in respect of any Interest Period, any borrowing hereunder, or any payment or prepayment of interest of and/or principal of any Credit Loan, or any notice in respect of the foregoing, a day in which dealings in Dollars are not effected in London, England, and a day that is a legal holiday in the Agent's Jurisdiction.

          Capitalized Lease Obligations. All obligations of the Parent Guarantor and its Subsidiaries under Capitalized Leases, as reflected on the consolidated balance sheet of the Parent Guarantor and its consolidated subsidiaries from time to time delivered pursuant to Section 6.4(a) or (b) hereof.

          Capitalized Leases. Any lease agreement pursuant to which the Parent Guarantor or any of its Subsidiaries is the lessee and the lessee's obligations under which are required to be reflected as liabilities on the consolidated balance sheet of the Parent Guarantor and its consolidated subsidiaries from time to time delivered pursuant to Section 6.4(a) or (b) hereof.

           Casualty Item. An item of Eligible Equipment that has become the subject of an Event of Loss.

          Closing Date. The Business Day on which the parties hereto shall have executed and delivered this Agreement.

           Code. The United States Internal Revenue Code of 1986 and the rules and regulations promulgated hereunder, in each case, as amended from time to time.

           Collateral. In respect of either Borrower, this term shall have the meaning set forth in the Security Agreement to which such Borrower is a party.

           Collateral Account. The "Collateral Account" established under each Security Agreement.

           Collateral Certificate. A certificate substantially in the form of Exhibit H, executed by the relevant Borrower.

           Commitment. As defined in Section 2.1(f).

          Commitment Termination Date. The day falling 364 days after the Closing Date (or, if such day is not a Business Day, the preceding Business Day), as the same may be extended in accordance with Section 2.19.

           Competitor. Any Person engaged, or having an Affiliate engaged, as an active trade or business, in the container leasing industry; provided, however, that in no event shall any insurance company, bank, bank holding company, savings institution or trust company, fraternal benefit society, pension, retirement or profit sharing trust or fund, or any collateralized bond obligation fund or similar fund (or any trustee of any such fund) or any holder of any obligations of any such fund (solely as a result of being such a holder) be deemed to be a Competitor.

           Compliance Certificate. As defined in Section 6.4(d).

           Consolidated. As applied to any term used in this Agreement, the relevant figures for the Parent Guarantor and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

           Container. A Standard Container or a Special Container.

          Controlled Group. All trades or businesses (whether or not incorporated) under common control that, together with the Borrowers, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

           Corporation. Any or all of the following, as the context may require, corporations, limited partnerships, limited liability companies, limited liability partnerships, joint stock associations and business trusts.

           Credit Loan(s). As defined in Section 2.1.

          Current Maturities. As of any date of determination, the sum of all current maturities of long-term Indebtedness and, without duplication of the foregoing, Capitalized Lease Obligations, appearing on the consolidated balance sheet of the Parent Guarantor and its Subsidiaries from time to time delivered pursuant to Section 6.4(a) or (b) hereof.

           Default(s). As defined in Section 8.

          Default Rate. In respect of any principal of any Credit Loan or any other amount under this Agreement that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the interest rate for such Credit Loan as provided in Section 2.4(a) and, thereafter, the rate provided for above in this definition).

          Defaulted Lease. Any Lease (i) in which the Agent, for the benefit of the Lenders, has a security interest and (ii) for which (A) a rental or other payment owing thereunder is more than (x) in the case of a Term Lease, 120 days and (y) in the case of a Finance Lease, 90 days delinquent (measured from its contractual due date), or (B) the related Lessee is in default under any other provision of such Lease not dealt with in clause (A) and any applicable grace and/or cure period set forth in such Lease has expired and, in the case of this clause (B), the lessor has given notice to such Lessee that such Lease is in default.

          Delinquent Lease. As at any date of determination, any Lease that has rental payments thereunder delinquent as of such date by more than (x) in the case of a Finance Lease, 60 days and (y) in the case of a Term Lease, 90 days.

          Derivatives Obligations. All obligations of any Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity swap or equity index swap, equity option or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

           Discounted Value. As defined in Section 2.3(c) hereof.

           Distributions. For any period of measurement with respect to any Corporation, any of the following: (a) the declaration or payment of any dividend or distribution on or in respect of shares of any class of capital stock or other ownership interests of such Corporation, except dividends payable solely in shares of such Corporation's common stock or other ownership interests having rights similar to common stock; and (b) any other loan, dividend or distribution for any purpose from such Corporation (however characterized), including inter-company loans and guarantees, to or for the benefit of any or all of its shareholders, whether paid on or in respect of shares of any class of the capital stock or other ownership interests of such Corporation or otherwise.

          Dollars and $. Dollars or such coin or currency of the United States of America as at the time of payment shall be legal funds for the payment of public and private debts in the United States of America.

           DVB. DVB Bank N.V.

          Earnings Available for Fixed Charges. For any rolling four quarter period, the sum of Fixed Charges for such period plus Net Income for such period before income taxes plus interest expenses for such period relating to (A) the Parent Guarantor's 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital on the consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries, and (B) the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 on the consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries and (C) any future subordinated debt of Parent Guarantor and its Consolidated Subsidiaries.

          Eligible Equipment. Any Container which, as of any date of determination complies with all of the following criteria:

(i) the relevant Borrower holds legal and beneficial title thereto;

(ii) to the relevant Borrower's knowledge, it is in good working condition and good working order;

(iii) it is not then the subject of an Event of Loss (or an event which, with notice and/or lapse of time, would constitute an Event of Loss);

(iv) it is subject to no Liens except the Lien of the related Security Agreement, any related Eligible Lease and other Permitted Liens;

(v) the Agent, for the benefit of the Lenders, has a first priority, perfected security interest therein;

(vi) it complies with applicable industry standards including, without limitation, to the extent they may apply, The Customs Convention on Containers, The International Convention for Safe Containers and the International Organization for Standardization, including, without limitation, as to plating, maintenance, examination, re-examination and marking with re-examination dates, such examination, or re-examination, being performed, to the extent it may apply, in accordance with the rules and regulations for the Safety Approval of Cargo Containers of the United States Department of Transportation;

(vii) the Agent shall have received the documentation required to determine Original Cost (as provided in the definition thereof);

(viii) in the case of Containers owned by Interpool, Inc., such Containers are primarily utilized in the United States, and in the case of Containers owned by Interpool Limited, such Containers are international marine containers;

(ix) it is not traded, located, operated or used, directly or indirectly, in a Prohibited Jurisdiction or by a Prohibited Person, and no Lessee or any sublessee thereof is a Prohibited Person or organized in a Prohibited Jurisdiction;

(x) it is in the possession of the Borrower that owns it, except (w) for such time as it is in the possession of a Lessee pursuant to the terms of a Lease, (x) for such time as it is in transit to the relevant Borrower, (y) for temporary delivery thereof to depot owners and other Persons for repairs and maintenance made in the ordinary course of business or (z) as otherwise permitted under any Lease;

(xi) it has not been altered or otherwise (without the prior written consent of the Agent, which consent shall not be unreasonably withheld), other than such alterations or modifications required by Section 6.7(a) or required (or permitted to be effected) in accordance with the terms of any applicable Lease;

(xii) the relevant Borrower has made, or cause to be made, all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business, and in order to maintain it in accordance with manufacturer's specifications and recommendations and in as good an operating condition as when originally delivered, reasonable wear and tear and causes beyond the relevant Borrower's control excepted;

(xiii) it is used in accordance with good operating practices and complies with all loading limitations, handling procedures and operating instructions prescribed by the manufacturer, which include, to the extent applicable, any regulations and recommendations of the International Organization of Standardization as well as any applicable local regulations, and it is not used in a manner which may damage or shorten its life, including, without limitation, excessive impact and unbalanced loading;

(xiv) it is not knowingly used for storage of transportation of contraband or of goods which may damage it, including, without limitation, unprotected corrosive substances, poorly secured materials, or bulk commodities which may corrode, oxidize, severely dent, puncture, contaminate, stain or damage it; and

(xv) it is identified by appropriate lettering and numbering.

          Eligible Lease. Any Lease that as of any date of determination meets all of the following characteristics:

(i) Term Lease or Finance Lease. Such Lease provides for fixed (not floating) rental payments and is either a Term Lease or a Finance Lease.

(ii) No Defaulted Lease. Such Lease is not a Defaulted Lease;

(iii) Valid Contracts. Such Lease is a legal, valid and binding full recourse payment obligation of the related Lessee enforceable in accordance with its terms (except as may be limited by applicable insolvency, bankruptcy, moratorium, reorganization, or other similar laws affecting enforceability of creditors' rights generally and the availability of equitable remedies) and is in full force and effect and has not been satisfied, subordinated or rescinded;

(iv) Absolute Obligations. The related Lessee's obligations under such Lease are "hell or high water" obligations that are, among other characteristics, non-cancelable, unconditional and not subject to any right of set-off, rescission, counterclaim, off-set, reduction or recoupment during the non-cancelable term of such Lease;

(v) Taxes; Maintenance; Insurance. Such Lease contains provisions requiring the related Lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to the Equipment and to assume all risk of loss or malfunction of the related Equipment and such Lease requires the related Lessee, at its own expense, to maintain the Equipment in good and workable order and to obtain and maintain liability insurance and physical damage insurance on the Equipment subject thereto;

(vi) No Violation. The pledge of the relevant Borrower's right, title and interest in and to such Lease and the related Equipment will not violate the terms or provisions of such Lease;

(vii) Insolvency. The related Lessee is not subject to bankruptcy or other insolvency proceedings;

(viii) U.S. Dollars. All payments owing under such Lease are required to be made in Dollars;

(ix) Acceleration. Such Lease provides for the acceleration of all rental payments thereunder upon default by the Lessee;

(x) Event of Loss. Such Lease requires that in the event of an event of loss (as defined in such Lease) in respect of any Container the related Lessee must take one of the following actions: (a) restore or repair the affected Equipment to good repair, condition and working order; (b) replace the Equipment with like equipment of the same or later model in good repair, condition and working order, or (c) make a lump sum payment relating to such Container; and

(xi) Partial Pledges. No portion of such Lease or the Containers subject to such Lease has been pledged to a third party except pursuant to a Stamping Lease.

           Equipment. As at any date of determination, all of the Containers identified on Schedule 1 to each Security Agreement Supplement.

          Equity Interests. With respect to any Person, any and all shares, partnership, membership, trust and other interests, participations or other equivalents (however designated) of equity ownership interests of such Person.

           ERISA. The United States Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as the same may be amended from time to time.

          Eurodollar Rate. With respect to any Interest Period, an interest rate per annum determined pursuant to the following formula:

          Eurodollar Rate =                   LIBOR
                                  1-Eurodollar Reserve Percentage

          The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          Eurodollar Rate Basis. Any Credit Loan for which the rate of interest applicable thereto is being determined by reference to the Eurodollar Rate.

          Eurodollar Reserve Percentage. For any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Credit Loans on Eurodollar Rate Basis is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Credit Loans on a Eurodollar Rate Basis shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to any Lender.

           Event of Default. As defined in Section 8.

           Event of Loss. With respect to any item of Equipment, any of the following events or conditions:

(i) total loss or destruction thereof;

(ii) theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to a Borrower;

(iii) damage rendering such Equipment unfit for normal use and, in the judgment of the relevant Borrower, beyond repair at reasonable cost;

(iv) any condemnation, seizure, forced sale or other taking of title to or use of any such Equipment;

(v) if such Equipment is then subject to the terms of a Lease, such item of Equipment shall have been deemed under the terms of such Lease to have suffered an Event of Loss (or an equivalent term); or

(vi) such item of Equipment is located in a Prohibited Jurisdiction.

          Federal Funds Effective Rate. An interest rate per annum equal to the sum of (i) one half of one percent (.5%) and (ii) the rate set forth for such date opposite the caption "Federal Funds (Effective)" in the weekly statistical release designated as "H.15 (519)", or any successor publication published by the United States Board of Governors of the Federal Reserve System or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

           Fee Letter. The letter dated December 29, 2004 between the Parent Guarantor and DVB.

          Finance Lease. A Lease with a minimum maturity (from lease commencement) of three years and a maximum maturity of eight years that is classified as a finance lease on the consolidated balance sheet of the Parent Guarantor and its consolidated subsidiaries from time to time delivered pursuant to Section 6.4(a) or (b) hereof.

          Fixed Charges. For any rolling four quarter period, the sum of interest expense of the Parent Guarantor and its Consolidated Subsidiaries (excluding interest expense for such period with respect to (A) the Parent Guarantor's 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital on the consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries, and (B) the amount representing the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 on the consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries and (C) any future subordinated debt of Parent Guarantor and its Consolidated Subsidiaries), plus obligations of Parent Guarantor and its Consolidated Subsidiaries as a lessee for lease rentals on long term leases for such period.

          Funded Debt. All indebtedness for borrowed money with recourse to Parent Guarantor and its Consolidated Subsidiaries, or any of them, including purchase money mortgages, capitalized leases, conditional sales contracts and similar title retention debt instruments, (excluding any current maturities portion of such indebtedness that becomes due within 12 months from the date of calculation thereof). The calculation of Funded Debt shall include all Funded Debt of Parent Guarantor and its Consolidated Subsidiaries which appears in financial statements, plus any liabilities which would otherwise be classified as Funded Debt of any other Person (if such Person was a Consolidated Subsidiary), which has been guaranteed by Parent Guarantor and its Consolidated Subsidiaries or any of them, either jointly or severally. Funded Debt shall exclude (A) the amount representing the Parent Guarantor's 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital on the consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available, (B) the amount representing the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 on the consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available and (C) any future subordinated debt of Parent Guarantor and its Consolidated Subsidiaries.

           Funding Losses. As defined in Section 2.16.

           Generally Accepted Accounting Principles or GAAP. Accounting principles which are (i) consistent with the principles promulgated or adopted from time to time by the Financial Accounting Standards Board and its predecessors, (ii) generally accepted in the United States of America, and (iii) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

          Governmental Authority. Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

           Guarantees. By any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the primary obligor) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain working capital or any other balance sheet condition or otherwise to advance or to make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

           Indebtedness. For any Person, all obligations, contingent or otherwise, that in accordance with Generally Accepted Accounting Principles should be classified on such Person's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether so classified, all: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capitalized Lease Obligations of such Person; (f) the net amount of any mark to market exposure under Derivatives Obligations of such Person; (g) without duplication, obligations of such Person under Guarantees of Indebtedness of others; and (h) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date (but only to the extent such fixed date occurs prior to June 30, 2010).

           Indemnified Party. As defined in Section 6.14(d).

          Interest Period. With respect of any Credit Loan, the period commencing on (i) initially, the Borrowing Date thereof and (ii) thereafter, any Payment Date to (but excluding) the next following Payment Date (or, if applicable, the Commitment Termination Date or Maturity Date).

           Investment. The purchase or acquisition of any share of capital stock, partnership or limited liability company interest, evidence of indebtedness or other equity security of any other Person; any loan, advance or extension of credit to, or contribution to the capital of, any other Person, other than extensions of credit resulting from the sale of goods (where any Borrower retains title to, or a security interest in, any Equipment sold) or rendering of services in the ordinary course of such Borrower's business; any real estate held for sale or investment; any commodities futures contracts held other than in connection with bona fide hedging transactions; any other investment in any other Person; and the making of any commitment or acquisition of any option to make any such Investment.

           Law. Any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

           Lease. All leases or contracts for use or hire of the Equipment by a Lessee and the relevant Borrower (or one of its Affiliates acting as agent for the relevant Borrower) as lessor, to the extent such leases or contracts relate to such Equipment.

          Lease Income. For any period of determination an amount equal to the sum of (i) all rentals, insurance proceeds and other monies which are payable to the relevant Borrower under, or in respect of, a Lease of Equipment and which relate to such Equipment, and (ii) all other rent, hire, requisition hire, and other earnings, payments, damages and monies whatsoever payable to the relevant Borrower, or to which the relevant Borrower is at any time entitled by law or contract, in respect of any such Equipment.

           Lender(s). Individually, each of the banks or financial institutions signatory hereto or which may provide additional commitments and become a party to this Agreement as a Lender hereunder, as set forth in Schedule 1, as it may be amended from time to time, and each of their respective successors and permitted assigns and collectively, all such banks or other financial institutions and their respective successors and permitted assigns.

           Lessee. A person that is contractually obligated to make rental and other payments under a Lease, including any guarantor of such obligations.

           LIBOR. For any Interest Period and Credit Loan, (a) in respect of the initial Interest Period for any Borrowing or if such Interest Period is for a period of other than three months (as would be the case for the Interest Period ending on the Commitment Termination Date (if the Term-Out Option has not been elected) or the Maturity Date), Lender's cost of funds for such period and (b) otherwise, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London LIBOR for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" means, for any Credit Loan for any Interest Period therefor, the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of three months which are offered by four major banks, as selected by the Agent, in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period. The principal London office of each of such four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks (as selected by the Agent) for a period of three months offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that the Eurodollar Rate for such Credit Loan cannot be determined, and the "Eurodollar Rate" shall be the Base Rate for so long as such condition continues.

           Lien. Any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, upon or with respect to any property or assets.

          Loan Documents. This Agreement, the Notes, the Security Agreements, the Parent Guaranty, the Fee Letter and all other instruments and agreements required to be executed and delivered by any Borrower or the Parent Guarantor, in connection with the transactions contemplated hereby and thereby.

           Loan Series. The Credit Loans made to any particular Borrower.

           Majority Lenders. Lenders holding more than 50% of the Credit Loans.

           Materially Adverse Effect. Any change in the financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole, or of the relevant Borrower considered individually, which could reasonably be expected to have a materially adverse effect upon the respective ability of the Parent Guarantor or the relevant Borrower to perform any obligations under this Agreement or under any other Loan Document to which it is a party, or any act, omission, event or undertaking which could reasonable be expected to have a materially adverse effect upon the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of the Agent to enforce any rights or remedies under or in connection with any Loan Document in any material respect whether resulting from any single act, omission, event, or undertaking, together with other such acts, omissions, events or undertakings.

           Maturity Date. The last day of the Term-Out Period.

           Monitoring System. As defined in Section 6.3.

          Net Book Value. As of any date of determination with respect to an item of Eligible Equipment, an amount equal to (i) for Eligible Equipment not subject to a Finance Lease, the excess (if any) of (x) the Original Cost of such an item of Equipment over (y) the accumulated depreciation of such Equipment computed assuming such item has a life of 15 years at which time its value will be 15% of such Original Cost and (ii) for Eligible Equipment subject to a Finance Lease, the net present value of the scheduled rental payments from and after such date of calculation due under such Lease in respect of such Equipment and any purchase price payable by the Lessee under such Lease upon the exercise of a purchase option thereunder with respect to such Equipment, in each case discounted at 9% per annum (on the basis of a year of 360 days and actual number of days elapsed).

          Net Income. For any fiscal period of the Parent Guarantor, the consolidated net income of the Parent Guarantor and its Consolidated Subsidiaries for such period determined in accordance with Generally Accepted Accounting Principles.

           Note. A promissory note issued by a Borrower in accordance with Section 2.2 and any such note issued in exchange or replacement thereof pursuant to Section 17(b).

          Notice of Assignment. In respect of any Lease subject to a Security Agreement, a notice of assignment, duly completed in a manner satisfactory to the Agent, in substantially the form attached hereto as Exhibit C, duly executed and delivered by the relevant Borrower, as lessor under such Lease.

          Notice of Borrowing. A certificate, substantially in the form of Exhibit B hereto, executed by the relevant Borrower.

           Obligations. Collectively, the Obligations (INC.) and Obligations (LTD.).

          Obligations (INC.). All indebtedness, obligations and liabilities of the Parent Guarantor (whether as a Borrower or as guarantor) to the Agent, and/or the Lenders existing on the date of this Agreement or arising thereafter, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise under or in connection with this Agreement or any other Loan Documents.

          Obligations (LTD.). All indebtedness, obligations and liabilities of Interpool Limited to the Agent, and/or the Lenders existing on the date of this Agreement or arising thereafter, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise under or in connection with this Agreement or any other Loan Documents.

           Officers' Certificate. A certificate signed on behalf of a corporation by an Authorized Officer.

          Original Cost. For any Container, an amount equal to the vendor's or manufacturer's invoice price paid by the relevant Borrower, ascertained as follows: (A) if such Container was first placed in service on or after January 1, 2002, on the basis of purchase documentation, invoices, bills of sale or other evidence of payment submitted to the Agent and reasonably acceptable to it or (B) if such Container was first placed in service prior to January 1, 2002, on the basis of the books and records of such Borrower, as certified to the Agent by such Borrower.

           Parent Guarantor. Interpool, Inc., a corporation organized under the laws of the State of Delaware, and its successors and permitted assigns.

          Parent Guaranty. The Guaranty of the Parent Guarantor substantially in the form of Exhibit G, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

           Participant(s). As defined in Section 17(f).

           Payment Date. The last Business Day of each March, June, September and December.

           PBGC. The Pension Benefit Guaranty Corporation created by ERISA or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation.

          Permitted Liens. With respect to any item of Collateral, any or all of the following: (i) with respect to an item of Equipment, Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves are maintained; (ii) with respect to an item of Equipment, carriers', warehousemen's, mechanics, or other like Liens arising in the ordinary course of business and relating to amounts not yet due or which shall not have been overdue for a period of more than sixty days or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves are maintained; provided, however, in no event shall any such contest result in the loss of the affected item of Equipment Collateral; (iii) with respect to any item of Equipment, Leases entered into in the ordinary course of business providing for the leasing of such Equipment; (iv) with respect to any item of Equipment then on lease to a Lessee, any purchase option in favor of such lessee that is set forth in such Lease; (v) with respect to an item of Equipment, Liens permitted by the applicable Lease to the extent not covered by any of the preceding clauses; and (vi) Liens created by the Security Agreements; provided that (A) any proceedings of the type described in clauses (i) and (ii) above could not reasonably be expected to subject the Agent or any Lender to any civil or criminal penalty or liability or involve any significant risk of material loss, sale or forfeiture of all, or any material portion of, the Collateral and (B) any Lien of the type described in clause (ii) shall no longer be a "Permitted" Lien if the lienor shall have filed a lien of record in respect of the related obligation any time after such amount shall be past due.

           Person. An individual, any partnership, a corporation, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

           Plan. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by any Borrower or any member of the Controlled Group for employees of any Borrower or any member of the Controlled Group, or (b) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

           Prepayment Tolerance. As defined in Section 2.7(b) hereof.

           Prime Rate. The prime or base rate of interest announced from time to time by Citibank, N.A.

           Pro Rata. For any Lender, its proportionate share based on the percentage set opposite its name on Schedule 2 hereto.

           Proceeds. The meaning assigned to such term under the UCC.

          Prohibited Jurisdiction. Any country or jurisdiction, from time to time, (a) that is subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department and (b) in which, or for which, a Lender or any assignee thereof is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business.

          Prohibited Person. Any Person appearing on the Specially Designated Nationals List compiled and disseminated by the Office of Foreign Assets Control of the United States Treasury Department, as the same may be amended from time to time.

           Register. As defined in Section 17(d).

           Regulation D, U and X. Regulations D, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

           Revolving Credit Period. The period from the Closing Date to the Commitment Termination Date.

           Security Agreement. The Security Agreement (INC.) or the Security Agreement (LTD.).

           Security Agreement (INC.). The Security Agreement (INC.), between Interpool, Inc. and the Agent substantially in the form of Exhibit F-1 hereto.

           Security Agreement (LTD.). The Security Agreement (LTD.), between Interpool Limited and the Agent substantially in the form of Exhibit F-2 hereto.

           Security Agreement Supplement. A Security Agreement Supplement (INC.) or Security Agreement Supplement (LTD.).

           Security Agreement Supplement (INC.). A supplement to the Security Agreement (INC.) in substantially the form of Exhibit A to the Security Agreement (INC.).

           Security Agreement Supplement (LTD.). A supplement to the Security Agreement (LTD.) in substantially the form of Exhibit A to the Security Agreement (LTD.).

           Security Documents. The Security Agreements, each Security Agreement Supplement, the UCC Financing Statements, the Statement of Charge filed with the Corporate Affairs Registry in Barbados and the Parent Guaranty.

           Special Container. Any shipping container owned by a Borrower that is other than a Standard Container.

          Specified Indebtedness. Any Indebtedness of the type described in clauses (a), (b), (c), (d), (e) and (g) of the definition thereof; provided that any Guarantee referred to such clause (g) shall relate only to Indebtedness of the type described in clauses (a), (b), (c), (d) and (e) of such definition.

           Stamping Lease. As defined in each Security Agreement.

          Standard Container. Any new or used container owned by a Borrower that is a twenty foot standard dry cargo marine container, a forty foot standard dry cargo marine container, a forty foot high cube marine container, a twenty foot standard refrigerated marine container, a forty foot standard refrigerated marine container or a forty foot high cube refrigerated marine container.

           Subsidiary. Any present or future Corporation a majority of whose Voting Stock shall at the time be owned directly or indirectly or can otherwise be controlled by the Parent Guarantor and/or by one or more of the Subsidiaries of the Parent Guarantor.

          Tangible Net Worth. As of any date of determination the amount equal to (A) the amount of stockholders equity of the Parent Guarantor and its Consolidated Subsidiaries appearing in the consolidated financial statements of the Parent Guarantor and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available and prepared in accordance with GAAP, less (B) trademarks, goodwill, covenants not to compete and all other assets classified as intangible assets determined in accordance with GAAP, plus (C) the amount representing the Parent Guarantor's 9-7/8% Junior Subordinated Deferrable Interest Debentures due 2027 and the related 9-7/8% Capital Securities of Interpool Capital on the consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available, plus (D) the amount representing the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 on the consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries as of the most recently ended fiscal quarter for which financial statements are available plus, (E) any future subordinated debt of Parent Guarantor and its Consolidated Subsidiaries, plus (or minus) (F) any adjustments to the accounts of the Parent Guarantor, both positive and negative, that results from SFAS 133/138. In this regard, "SFAS 133/138" means, Statement of Financial Accounting Standards No. 133 – "Accounting for Derivative Instruments and Hedging Activities" and Statement of Financial Accounting Standards No. 138 – "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to FASB Statement No. 133" issued by the Financial Accounting Standard Board, as such pronouncement may be amended from time to time.

           Taxes. Any and all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including gross receipts, excise, property, sales, transfer, license, payroll, social security and franchise taxes now or hereafter imposed or levied by the United States of America, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof and all interest, penalties, additions to tax or similar liabilities with respect thereto.

          Term Lease. An operating Lease with a minimum maturity (from lease commitment) of three years and a maximum maturity of eight years and containing no Lessee fixed price purchase option.

          Term-Out Option. Is the right of the Borrowers to term-out the Credit Loans as provided in Section 2.18 hereof.

          Term-Out Period. The period from the Commitment Termination Date to the date falling four years from such date.

          Total Assets. As of any date of determination, the consolidated assets of the Parent Guarantor and its Subsidiaries, as reflected on a consolidated balance sheet prepared in accordance with GAAP.

          UCC or Uniform Commercial Code. The Uniform Commercial Code as the same may be in effect in the State of New York on the date hereof; provided, however, that in the event that by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term UCC shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

          UCC Financing Statements. UCC Financing Statements naming the relevant Borrower as debtor and the Agent as secured party and filed or to be filed in the office of the Secretary of State of the State of New Jersey, the Recorder of Deeds for the District of Columbia and other locations from time to time with respect to the Collateral.

          Voting Stock. With respect to any Corporation, its capital stock of any class having ordinary voting power for the election of the members of the board of directors or other governing body of such Corporation (other than stock having such power only by reason of the happening of a contingency).

           1.2     Rules of Interpretation.

                (a)     All terms in this Agreement, the Exhibits and Schedules hereto shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

                (b)     Except as otherwise expressly provided herein, all financial and accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under Generally Accepted Accounting Principles, including applicable statements and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees, and all financial and accounting calculations referred to herein shall, to the extent applicable, be made in accordance with Generally Accepted Accounting Principles, and by reference to the most recently delivered financial statements of the Parent Guarantor furnished in accordance with Section 6.4 hereof.

                (c)     All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

                (d)     The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

                (e)     The preamble hereto is part of this Agreement. Titles of Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Sections, Subsections, paragraphs, clauses, subclauses, Schedules or Exhibits shall refer to the corresponding Section, Subsection, paragraph, clause, subclause, Schedule or Exhibit attached to this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of such Schedule or Exhibit to or in another document or instrument.

                (f)     Each definition of a document in this Agreement shall include such document as amended, modified, supplemented, restated, renewed or extended from time to time.

                (g)     Except where specifically restricted, reference to a party in a Loan Document includes that party and its successors and assigns permitted hereunder or under such Loan Document.

                (h)     Unless otherwise specifically stated, whenever a time is referred to in this Agreement or in any other Loan Document, such time shall be the local time in the city in which the Head Office of the Agent is located.

                (i)     Any list in this Agreement of one or more items preceded by the words "include" or "including" shall not be deemed limited to the stated items but shall be deemed without limitation.

                (j)     Whenever this Agreement makes reference to a party's knowledge, such knowledge shall refer to the actual knowledge of an Authorized Officer of such party, without having made a special inquiry.

           Section 2.     The Credit Loans.

           2.1     The Credit Loans.

                (a)     Subject to the terms and conditions hereof, during the Revolving Credit Period each Borrower shall be entitled to borrow from the Lenders loans on any Business Day during the Revolving Credit Period (each, a Credit Loan).

                (b)     The maximum amount of Credit Loans that may be borrowed and outstanding hereunder for any Borrower shall not exceed such Borrower's Borrowing Base, and the aggregate amount of Credit Loans outstanding at any time shall not exceed the Available Commitment. In addition, the Aggregate Note Principal Balance of Interpool, Inc.'s Credit Loans shall not exceed 10% of the aggregate Commitments.

                (c)     Subject to the terms and conditions hereof, on each Borrowing Date, each Lender will fund its Pro Rata portion of the Credit Loan to be made on such Borrowing Date.

                (d)     No Credit Loan made on any Borrowing Date shall be in an amount less than (i) $4,000,000 in the aggregate on such Borrowing Date and (ii) for any Borrower, $2,000,000.

                (e)     The obligation of each Lender to make Credit Loans as provided in this Section 2.1 (for any Lender, its Commitment) shall expire, and shall be of no further effect, on the Commitment Termination Date.

                (f)     Any Borrowing by a Borrower of a Credit Loan shall require at least three Business Day's prior written notice of such Borrowing to the Agent (which shall promptly notify the Lenders thereof), which notice shall be in the form of a Notice of Borrowing.

                (g)     Within the foregoing limits, the Borrowers may borrow under this Section, repay or to the extent permitted by Section 2.7, prepay Credit Loans, and reborrow under this Section during the Revolving Credit Period.

           2.2     The Notes. The obligation of the relevant Borrower to repay the Credit Loans and to pay interest thereon and other sums which may become payable with respect thereto shall be evidenced by promissory notes issued by the relevant Borrower substantially in the form of Exhibit A hereto, duly completed (as provided in Section 2.1(g)) and executed by the relevant Borrower. Each such Note issued to any Lender shall be in an amount equal to the Pro Rata portion of such Lender of the Available Commitment.

           2.3     Principal Payments on the Notes. (a) Unless the Term-Out Option shall have been elected and effected, on the Commitment Termination Date, each Borrower agrees to pay to the Agent for account of the Lenders the entire outstanding principal amount of the Credit Loans borrowed by it outstanding on the Commitment Termination Date.

                (b)     If the Term-Out Option shall have been elected and effected, during the Term-Out Period, on each Payment Date during the Term-Out Period, there shall be payable by each Borrower to the Agent for account of the Lenders a principal amount calculated as follows:

(i) In respect of Credit Loans of such Borrower the Allocated Loan Amount of which relates to Containers subject to a Finance Lease, the Agent shall calculate an amortization schedule in respect of the aggregate principal amount of such Credit Loans of such Borrower relating to such Finance Lease outstanding on the Commitment Termination Date that provides for mortgage-style (level-pay) amortization of such aggregate amount on each such Payment Date to a zero balloon on the Maturity Date or, if such Finance Lease matures prior to the Maturity Date, the maturity date of such Finance Lease (utilizing as the interest factor for such calculation the Applicable Rate (calculated on a bond basis) applicable during the first Interest Period occurring during the Term-Out Period); and

(ii) In respect of the balance of the Credit Loans of such Borrower, the Agent shall calculate an amortization schedule in respect of the aggregate principal amount of such Credit Loans of such Borrower outstanding on the Commitment Termination Date that provides for mortgage-style (level-pay) amortization of such aggregate amount on each such Payment Date to a zero balloon on the Maturity Date (utilizing as the interest factor for such calculation the Applicable Rate (calculated on a bond basis) applicable during the first Interest Period occurring during the Term-Out Period).

The Agent's calculations pursuant to this Section 2.3(b) shall be conclusive absent manifest error. The Agent shall, promptly following the calculations specified in this paragraph (b), provide to the Borrowers, the Parent Guarantor and the Lenders with a copy of the resulting amortization schedules.

                (c)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Credit Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender by or for account of such Borrower from time to time hereunder.

                (d)     The Agent shall maintain accounts in which it shall record (i) the amount of each Credit Loan made hereunder to each Borrower and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender's share thereof.

                (e)     The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Credit Loans borrowed by it in accordance with the terms of this Agreement.

           2.4     Interest on the Credit Loans.

                (a)     Each Borrower agrees to pay to the Agent for account of the Lenders on each Payment Date interest on the outstanding principal amount of each Credit Loan made to it at the Applicable Rate for the Interest Period ending on such Payment Date (calculated on the basis of a year of 360 days and actual number of days elapsed).

                (b)     In no event shall the interest charged with respect to a Credit Loan exceed the maximum amount permitted by applicable law. If at any time the interest rate charged with respect to a Credit Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Credit Loan shall be limited to the maximum rate permitted by applicable law, but any subsequent reductions in Eurodollar Rate shall not reduce the interest to accrue on such Credit Loan below the maximum amount permitted by applicable law until the total amount of interest accrued on such Credit Loan equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate had at all times been in effect. If the total amount of interest paid or accrued on the Credit Loans under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, each Borrower agrees to pay to the affected Lender(s) an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by applicable law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Agreement.

                (c)     All computations of interest hereunder shall be made on the basis of a year of 360 days and actual number of days elapsed. Each overdue amount payable to the Agent or the Lenders under this Agreement or any Note, whether of principal, interest, Funding Losses, or otherwise, as applicable, shall, to the extent permitted by applicable law, bear interest from the due date thereof to the date such amount is paid in full (whether before or after judgment) at the Default Rate from time to time in effect, compounded daily and payable by the applicable Borrower(s) upon demand by the Agent or any Lender at any time and from time to time.

           2.5     Available Commitments. During the Revolving Credit Period, the Borrowers may, upon at least three Business Days' notice to the Agent (who shall promptly notify the Lenders upon receipt of such notice), (i) terminate the Available Commitment at any time, if no Credit Loans are outstanding at such time, (ii) reduce from time to time by an aggregate amount of at least $10,000,000 the Available Commitment in excess of the aggregate outstanding principal amount of the Credit Loans or (iii) reduce from time to time the Available Commitment by an amount such that the Available Commitment (after taking into account such reduction) equals the aggregate outstanding principal amount of the Credit Loans. The Available Commitment shall be terminated automatically on the Commitment Termination Date. The Available Commitment once terminated or reduced may not be reinstated.

           2.6     Fees. On each Payment Date falling on or prior to the Commitment Termination Date and on the Commitment Termination Date (or, if earlier, the date no further Commitments are outstanding), Interpool Limited agrees to pay to the Agent for account of the Lenders a commitment fee of 45 basis points per annum on the average daily balance of the unutilized amount of the Commitments outstanding during the Interest Period ending on such date, which fee shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

                (a)     Interpool Limited shall pay the fees specified in the Fee Letter as and when due.

           2.7     Prepayments.

                (a)     Voluntary Prepayment. Upon not less than ten Business Days' prior written notice to the Agent, any Borrower may at any time prepay in whole, or during the Revolving Credit Period, in part (in minimum increments of $2,000,000 and multiples thereof), the then unpaid principal amount of the Credit Loans borrowed by it. The Credit Loans shall not otherwise be subject to voluntary prepayment.

                (b)     Mandatory Prepayments. Each Borrower shall immediately prepay the Credit Loans borrowed by it to the extent necessary (and without any minimum Dollar requirement) to ensure that the aggregate principal amount of the Credit Loans borrowed by it do not exceed its Borrowing Base; provided that if (and to the extent) its Credit Loans exceed its Borrowing Base as a result of Events of Loss of Eligible Equipment, then if the amount of any such prepayment due would be less than $500,000 (the Prepayment Tolerance), then such prepayment shall be deferred until such later date as the aggregate amounts owing by such Borrower pursuant to this Section 2.7(b) would exceed the Prepayment Tolerance.

                (c)     General Provisions. The Agent shall promptly notify each Lender of any notice of prepayment (and the contents thereof) received by it. The amount of a partial prepayment made in accordance with the provisions of this Section 2.7 shall be applied to reduce the unpaid principal balance of the Credit Loans of the related Loan Series on a pro rata basis, calculated based on the then unpaid principal balance of all such Notes. In connection with any prepayment made in accordance with the provisions of this Section 2.7, each Borrower shall be required to pay, contemporaneously with such prepayment, an amount equal to the sum of (i) accrued interest on the principal balance being prepaid, calculated through the date of such prepayment, and (ii) any Funding Losses incurred as the result of such prepayment.

                (d)     Term-Out Period. If any prepayment shall be made during the Term-Out Period, such amounts shall not be subject to reborrowing hereunder. Any prepayment of the Credit Loans of any Loan Series made in accordance with the provisions of Section 2.7(b) during the Term-Out Period shall reduce future scheduled principal payments relating to such Loan Series and, if applicable, the tranche thereof related to the related Finance Lease, pro rata. In respect of each Loan Series affected by a partial prepayment of the related Credit Loans in accordance with Section 2.7 during the Term-Out Period, the Agent will, to the extent necessary, recalculate the amortization schedule prepared by it in accordance with Section 2.3(b) hereof to reflect a prepayment of such Credit Loans.

           2.8     Illegality or Impossibility. Notwithstanding any other provision of this Agreement, if on any date: (a) the introduction of, change in, or change in the interpretation by any central bank or other Governmental Authority of, any Law or regulation applicable to any Lender shall make it unlawful, or any central bank or other governmental authority having jurisdiction thereof shall assert that it is unlawful for any Lender to permit a Credit Loan to be loaned on a Eurodollar Rate Basis in accordance with the provisions hereof, or (b) if any Lender shall reasonably determine that: (i) by reason of circumstances affecting the Eurodollar interbank market, adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate which would otherwise be applicable during any Interest Period, (ii) deposits of Dollars in the relevant amount and for the relevant Interest Period are not available to such Lender in the Eurodollar interbank market, or (iii) the Eurodollar Rate does not or will not accurately reflect the cost to such Lender of maintaining any Credit Loan on a Eurodollar Rate Basis during any Interest Period, then such affected Lender shall promptly give facsimile or other written notice of such determination to the Agent, and the Agent shall promptly give facsimile or other written notice of such determination to each Borrower (which notice shall be conclusive and binding upon the Borrower) and to the other Lenders. Upon such notification by the Agent, the obligation of the affected Lender(s) to lend or maintain any Credit Loan on the applicable Eurodollar Rate Basis shall be suspended until the affected Lender determines that such circumstances no longer exist and the Credit Loans held by the affected Lenders shall thereupon bear interest at the Base Rate. Upon such notification and suspension by the Agent, each relevant Borrower may prepay immediately the affected Credit Loans borrowed by it in full without penalty or premium; provided, however that such Borrower shall pay all of the following: (i) any Funding Losses, (ii) accrued interest on the principal balance being prepaid, calculated through the date of such prepayment and (iii) any additional amounts or fees payable to each of the Lenders pursuant to the terms of this Agreement.

           2.9     Additional Costs and Expenses; Reserve Charge; Capital Requirements.

                (a)     Notwithstanding any other provision of this Agreement, if after the date hereof the enactment of, change in or change in the interpretation of any Law (which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or interpretation thereof, and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall: (i) subject any Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement or with respect to maintaining any Credit Loan on a Eurodollar Rate Basis (except for Taxes on the overall net income of such Lender or any franchise Taxes in lieu thereof); or (ii) materially change the basis of taxation of payments to any Lender of the principal of, interest or any other amounts payable by any Borrower while a Credit Loan is on a Eurodollar Rate Basis; or (iii) impose or increase or render applicable any special deposit or reserve or similar requirements against assets held by, or deposits in or for the respective accounts of, or loans (including the Credit Loans) made by or commitments (including the Commitment) of any Lender; or (iv) impose on any Lender any other conditions or requirements with respect to this Agreement, and the result of any of the foregoing is: (A) to increase the cost to such Lender of maintaining its Commitment or a Credit Loan on a Eurodollar Rate Basis; or (B) to reduce the amount of principal, interest or other amount payable to such Lender hereunder; or (C) to require such Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Agent from any relevant Borrower (or, in the case of the Commitment, all of the Borrowers) hereunder, then, and in each such case, such Lender shall promptly after its determination of such occurrence give notice thereof to the Agent, and thereafter the Agent shall promptly give notice thereof to each Borrower, and each such Borrower shall, upon demand made by the Agent (following notice thereof from the affected Lender to the Agent) at any time and from time to time as often as the occasion therefor may arise, pay to the Agent such additional amounts as will be sufficient, in the reasonable judgment of the affected Lender, to compensate such Lender for such additional costs, reduction, payment or foregone interest or other amount.

                (b)     If any Lender shall have determined that: (i) the adoption of or change after the date hereof in any Law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change after the date hereof in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) the implementation after the date hereof of any Law, rule, regulation or guideline regarding capital requirements implementing the capital adequacy framework agreement commonly known as Basle II, or (iii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of such entity issued after the date hereof regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on such Lender's or such holding company's capital as a consequence of the Commitment of such Lender or any Credit Loan made by such Lender pursuant to the terms of this Agreement to a level below that which such Lender could have achieved (taking into consideration such Lender's policies with respect to capital adequacy immediately before such adoption, change or compliance, or implementation, and assuming that such Lender's capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance, then (A) such Lender shall promptly after its determination of such occurrence give notice thereof to the Agent, and thereafter the Agent shall promptly give notice thereof to each Borrower; and (B) such Borrower (or, in the case of the Commitment, the Borrowers jointly and severally) shall promptly pay to the Agent (and in any event within ten (10) Business Days after demand) for the respective account(s) of the affected Lender(s), as an additional fee such amount as each affected Lender(s) shall have certified to the Agent to be the amount that will compensate it for such reduction.

                (c)     In lieu of paying any amount specified by the preceding paragraphs (a) and (b), any Borrower shall have the option to prepay immediately the Credit Loan borrowed by it in full (together with accrued interest thereon) without penalty or premium except for (i) any Funding Losses that may become due and payable as a consequence of such prepayment, (ii) accrued interest on the principal balance being prepaid, calculated through the date of such prepayment and (iii) any additional amounts or fees payable to each of the Lenders pursuant to the provisions of Section 2.9(b) or (c) that were not eliminated by virtue of such prepayment.

           2.10     The Agent's or Lender's Certificates. A certificate signed by the Agent or any Lender setting forth any additional amount required to be paid by any Borrower to the Agent pursuant to the provisions of any of Sections 2.8, 2.9 or 2.17 shall be delivered by the Agent to such Borrower in connection with each demand made at any time upon such Borrower under any of such sections. Each such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined, which may include any reasonable averaging and attribution methods. Each such certificate shall, absent manifest error, be deemed true and correct evidence of the additional amount required to be paid by any Borrower to the Agent. A claim by the Agent for all or any part of any additional amount required to be paid by any Borrower pursuant to the provisions of any of Sections 2.8, 2.9 and 2.17 may be made before and/or after the end of the Interest Period to which such claim relates or during which such claim has arisen and before and/or after any repayment or prepayment of any amount owed hereunder to which such claim relates.

           2.11     Pro Rata Treatment. Except as expressly set forth herein, principal and interest payments and amounts received in payment of the Notes for any reason and from any source shall be applied pro rata among the Lenders in accordance with the proportion of outstanding Credit Loans made by each Lender to all outstanding Credit Loans of such Series. All other payments, including commitment fee, received by the Agent from, or on behalf of, any Borrower hereunder shall, unless specifically attributable to the Agent or a Lender or otherwise provided herein, be applied on a pro rata basis among the Lenders based upon the proportion of outstanding Credit Loans of each Lender to the Aggregate Note Principal Balance (or, prior to any Borrowing, on a Pro Rata basis).

           2.12     Receipt and Disbursement of Funds. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower furnishing such notice.

                (b)     Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent for account of the applicable Borrower, at the Agent's account specified on Schedule 1 (or to such other account as the Agent shall advise the Lenders in writing). Unless the Agent determines that any applicable condition specified in Section 4 has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by such Borrower.

                (c)     Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender's share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, a rate per annum equal to the higher of the Federal Funds effective Rate and the interest rate applicable thereto pursuant to Section 2.4(a) and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Credit Loan included in such Borrowing for purposes of this Agreement.

           2.13     Form and Terms of Payment. All payments made by any Borrower hereunder in respect of any Credit Loan borrowed by it, including principal, interest, Funding Losses, commitment fees and any other obligations of such Borrower, shall be made to the Agent for account of the Lenders to the bank and account number specified for the Agent on Schedule 1 hereto or such other account as the Agent shall specify. All payments shall be made in immediately available and freely transferable funds and, in the case of payments of principal of and interest payable on any Payment Date, by 12:00 Noon, New York time (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Any payment due hereunder or under any other Loan Document that falls due on a day that is not a Business Day shall be rescheduled to the next succeeding Business Day and interest and fees shall continue to accrue to such next succeeding Business Day. The Agent shall pay to each Lender any amounts received by the Agent for account of such Lender promptly to the bank and account number specified for such Lender on Schedule 1 hereto or such other account as such Lender shall specify.

           2.14     Obligations. (a) The failure of any Lender to make any Credit Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to the Agent or any other Lender for the failure by such Lender to make any Credit Loan required to be made by such Lender. The amounts payable by any Borrower at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

                (b)     Anything in this Agreement to the contrary notwithstanding, any obligations of the Borrowers hereunder that are not directly attributable to a Note issued by or a Credit Loan made to a particular Borrower or the Collateral of a particular Borrower shall be joint and several obligations of the Borrowers.

                (c)     Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Credit Loan in any manner it sees fit, it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if such Lender had actually funded and maintained each Credit Loan made on or converted to a Eurodollar Rate Basis during the Interest Period for such Credit Loan through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the applicable Eurodollar Rate in the case of a Credit Loan made on a Eurodollar Rate Basis.

           2.15     Replacement of an Affected Lender. If no Default or Event of Default then exists or is continuing and if (i) as the result of the application of Section 2.8, the obligation of one or more (but not all) of the Lenders to permit a Credit Loan to be loaned on a Eurodollar Rate Basis is suspended for more than thirty (30) days, (ii) as the result of the application of Section 2.9, one or more (but not all) of Lenders which has caused the Agent to notify a Borrower of increased capital requirements and the affected Lender(s) are unable to agree on an adjustment to the compensation payable to such Lender within the specified 30 day period, or (iii) a Borrower must make a payment pursuant to Section 2.17 with respect to such Lender, then, in each such case, during a period of thirty (30) days thereafter, such Borrower, by notice to the Agent and the Lenders, may elect to cause such affected Lender to assign its interest hereunder and in its Credit Loans to one or more of the other Lenders (if any such Lender so desires to accept such an assignment), or to another financial institution selected by such Borrower and acceptable to the Agent, any such assignment to be effected in accordance with Section 17.

           2.16     Funding Losses. Each Borrower shall compensate each Lender, upon request (which request shall set forth in reasonable detail the basis for requesting such amounts), for all losses, expenses and liabilities (including any loss or cost (including interest paid) incurred by such Lender in liquidating or employing deposits required to fund or maintain its Credit Loan on a Eurodollar Rate Basis and any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Credit Loan on a Eurodollar Rate) which such Lender may sustain: (a) if for any reason a Credit Loan to be borrowed by such Borrower does not occur on a date specified therefor in a Notice of Borrowing; (b) if any repayment of a Credit Loan borrowed by such Borrower (including repayments following acceleration of the Obligations due to an Event of Default) occurs on a day other than the day scheduled therefor; (c) if any prepayment of any Credit Loan borrowed by such Borrower is not made on any date specified in a notice of prepayment given by such Borrower; or (d) as a consequence of any failure by such Borrower to repay a Credit Loan when required by the terms of this Agreement or the Notes (collectively, Funding Losses). Each such Borrower shall pay such amount upon presentation by the affected Lenders of a certificate pursuant to Section 2.10 setting forth the amount and such calculation thereof pursuant hereto.

           2.17     Payments Free and Clear of Taxes.

                (a)     All payments of principal, interest, fees and other amounts under this Agreement, the Notes or any other Loan Document or otherwise paid or payable to Agent (as used in this Section 2.17, Payments) shall be made free and clear of, and without deduction by reason of, Taxes, all of which shall be paid by each Borrower for its own account not later than the date when due. If any Borrower is required by law or regulation to deduct or withhold any Taxes from any Payment, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate taxing authority not later than the date when due; (c) deliver to Agent, promptly and in any event within fifteen (15) days after the date on which such Taxes become due, original tax receipts and other evidence satisfactory to Agent of the payment when due of the full amount of such Taxes; and (d) pay to Agent forthwith upon any request by Agent therefor from time to time, such additional amounts as may be necessary so that each Lender receives, free and clear of all Taxes, the full amount of such Payment stated to be due under this Agreement, the Notes or any other Loan Document as if no such deduction or withholding had been made. The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes (except for Taxes on the overall net income of such Lender or the Agent or any franchise Taxes in lieu thereof) paid by such Lender or the Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto without duplication of any amounts paid by such Borrower pursuant to Section 2.9(a).

                (b)     From time to time, if requested in writing by a Borrower or the Agent, each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, organized under the laws of a jurisdiction outside the United States (but only so long as such Lender remains lawfully able to do so), shall provide such Borrower and the Agent with (i) United States Internal Revenue Service (IRS) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and (ii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

                (c)     For any period with respect to which a Lender has failed to provide such Borrower and the Agent with the appropriate form pursuant to Section 2.17(b) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to any "gross-up" of Taxes or indemnification under Section 2.17(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

           2.18     Term-Out Option. If, at anytime, the then current Commitment Termination Date shall not be extended as provided in Section 2.19, the Borrowers may exercise a one time option to term-out the Credit Loans outstanding on the then existing Commitment Termination Date by providing notice of such election to the Agent (which shall promptly thereafter notify the Lenders thereof) not less than 30 days nor more than 60 days prior to the existing Commitment Termination Date. If the Borrowers exercise the term-out option contained in this Section 2.18, then the provisions in this Agreement relating to "Term-Out Period" and "Term-Out Option" shall be applicable to the Credit Loans. The Borrower's right to exercise the option provided in this Section 2.18 is subject to there being no Default at the time of the exercise thereof or on the Commitment Termination Date.

           2.19     Extension of Commitment Termination Date. The Borrowers may, by notice from the Borrower to the Agent not less than 75 days and not more than 90 days prior to the Commitment Termination Date then in effect (the "Existing Termination Date"), request that the Existing Termination Date be extended to the date which is 364 days (or if such day is not a Business Day, the next preceding Business Day) after the Consent Date (defined below). The Agent shall within five Business Days of the receipt of such request, give notice to each Lender requesting the consent of the Lenders thereto. Each Lender shall consider such request in its sole and independent discretion and may conduct a full credit evaluation of the Borrowers and Parent Guarantor in considering such request, and such consideration may include receipt by such Lender of an appropriate renewal fee (which fee the initial Lenders have advised the Parent Guarantor on an indicative basis would be 30 basis points of such Lender's renewed Commitment [which indicative fee level is based on market conditions, credit conditions and Lender internal return requirements as of the Closing Date]). Each Lender agreeing to such extension (an "Extending Lender") shall notify the Agent no sooner than 60 days prior to the Existing Termination Date nor later than the date 45 days prior to the Existing Termination Date (the "Consent Date"); provided that each Lender that determines not to extend the Existing Termination Date (a "Non-extending Lender") shall notify the Agent (which shall notify the Borrowers) promptly after such determination (but in no event later than the Consent Date) and any Lender which does not advise the Agent of its consent by the Consent Date shall be deemed a Non-extending Lender. Notices to the Administrative Agent regarding extension of the Existing Termination Date shall be irrevocable. Notwithstanding the foregoing, the extension of the Existing Termination Date pursuant to this Section 2.19 shall not be effective with respect to any Lender unless (i) all Lenders are Extending Lenders and (ii) the Administrative Agent has received a certificate of the Borrower, dated the Existing Termination Date, signed by the chief financial officer, the treasurer or the chief accounting officer of the Borrower to the effect that since the date of the most recent financial statements furnished to the Lenders pursuant to Section 6.4 hereof prior to the Consent Date, there has occurred no material adverse change in the business, financial position, results of operation or prospects of the Borrower and its consolidated subsidiaries, considered as a whole, no Default has occurred or is continuing or will result from extending the Existing Termination Date; and as of the date of such certificate, the representations and warranties made by the Borrowers, respectively, in Section 3 are true and correct with the same force and effect as if made on and as of such date.

           Section 3.     Representations and Warranties. Each of the Parent Guarantor and each Borrower severally represents to the Agent and the Lenders that as of each Borrowing Date:

           3.1     Corporate Existence and Good Standing, Etc.

                (a)     The Parent Guarantor and each Borrower is a corporation validly organized and existing and in good standing under the laws of the jurisdictions in which it is incorporated, and each has corporate power to own its property and conduct its business as presently conducted by it; and

                (b)     In all jurisdictions where the Parent Guarantor or any Borrower owns real property or maintains plants or warehouses, it is either qualified to do business and in good standing or such qualification can readily be obtained without substantial penalty; and the failure to qualify in jurisdictions where the Parent Guarantor or any Borrower have not done so will have no Materially Adverse Effect.

           3.2     Corporate Power; Consents; Absence of Conflict with Other Agreements, Etc.

                (a)     The execution, delivery and performance of the Loan Documents by each Borrower and the Parent Guarantor and the borrowings and transactions contemplated hereby and thereby:

(i) are within their respective corporate powers and have been duly authorized by all necessary corporate action;

(ii) do not require any approval or consent of, or filing (other than such filings as may be required to perfect or maintain the Agent's Lien under the Security Documents) with, any governmental agency or authority, and do not and will not contravene any provision of Law or the terms of their respective charter documents or bylaws or any amendment thereof; and

(iii) will not conflict with or result in any breach or contravention of or default under, or the creation of any Lien under, any indenture, agreement, lease, instrument or undertaking to which any Borrower or the Parent Guarantor is a party or by which any of them or any of their properties are bound.

                (b)     Each of the Loan Documents executed by any Borrower or the Parent Guarantor, is and will be a valid and legally binding obligation of such Borrower or the Parent Guarantor, as the case may be, enforceable in accordance with their respective terms.

                (c)     This Agreement and the other Loan Documents have been duly executed and delivered by each Borrower and/or the Parent Guarantor, as the case may be.

           3.3     Title to Properties. As of December 31, 2003, the Parent Guarantor and each of its Subsidiaries owned all of its respective assets reflected in the consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of December 31, 2003. Neither the Parent Guarantor nor any Borrower is insolvent (as defined in Section 101(29) of Title 11 of the United States Code) and will not be rendered so insolvent as a result of the transactions contemplated hereby or referred to herein.

           3.4     Financial Statements. The Lenders have been furnished with the Parent Guarantor's consolidated balance sheet as of December 31, 2003, and its consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, and related footnotes, audited by KPMG LLP. The Parent Guarantor has furnished the Agent and the Lenders with its unaudited consolidated balance sheet as of [September 30, 2004] and its unaudited consolidated statements of income, retained earnings and cash flow for the fiscal quarter then ended, certified by the principal financial or principal accounting officer of the Parent Guarantor but subject, however, to normal, recurring adjustments.

           3.5     No Material Changes, Etc. There have occurred no changes in the condition (financial or otherwise), operations, assets, income, or business of the Parent Guarantor and its Subsidiaries as shown on or reflected in the information reported on the Parent Guarantor's SEC Form 10-Q issued in respect of the fiscal quarter ended [September 30, 2004], the effect of which individually or in the aggregate has had a Materially Adverse Effect.

           3.6     Litigation. There are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Parent Guarantor or any of its Subsidiaries, threatened against the Parent Guarantor or any of its Subsidiaries before any court, tribunal or administrative agency or board which, if determined adversely, are reasonably likely to, either in any case or in the aggregate, have a Materially Adverse Effect, or materially impair the rights of the Parent Guarantor and its Subsidiaries to carry on their businesses substantially as now conducted, or result in any substantial liability not adequately covered by insurance, or which question the validity of this Agreement or the Notes or any action taken or to be taken pursuant hereto or thereto.

           3.7     No Materially Adverse Contracts, Etc. Neither the Parent Guarantor nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Parent Guarantor's officers has or is expected in the future to have a Materially Adverse Effect.

           3.8     Compliance with Other Instruments, Laws, Etc. Neither the Parent Guarantor nor any of its Subsidiaries is violating any provision of its respective charter documents or bylaws or any agreement or instrument by which it or any of its properties may be bound or any decree, order, judgment, or, to the knowledge of the Parent Guarantor's officers, any statute, license, rule or regulation, in a manner which could result in the imposition of substantial penalties or which could have a Materially Adverse Effect.

           3.9     Tax Status. The Parent Guarantor and its Subsidiaries (a) made or filed all Tax returns, reports and declarations required by any jurisdiction to which any of them are subject in all cases in which the failure to do so may result in the imposition of substantial penalties or which could have a Materially Adverse Effect, (b) paid all Taxes and other governmental assessments and charges that are material in amount and required to be paid, except those being contested in good faith, by appropriate proceedings diligently pursued, and (c) set aside on their books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due from the Parent Guarantor or any of its Subsidiaries by the taxing authority of any jurisdiction, and the officers of each Borrower and the Parent Guarantor know of no basis for any such claim.

           3.10     Compliance with ERISA. To the extent required, the Parent Guarantor, its Subsidiaries and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provision of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan which could reasonably be expected to result in material liability for excise taxes.

           3.11     No Default. No Default or Event of Default has occurred and is continuing under this Agreement or any other Loan Document.

           3.12     Patents, Copyrights, Permits, Trademarks, Licenses and Leases. The Parent Guarantor and its Subsidiaries each has rights with respect to all of their respective material patents, trademarks, permits, service marks, trade names, copyrights and licenses, necessary for the present conduct of its business, the absence of which would result in a Materially Adverse Effect.

           3.13     Use of Proceeds. The proceeds of each Credit Loan made hereunder will be used by the relevant Borrower to pay the Original Cost of Equipment and/or for other corporate purposes. Each Borrower is the ultimate beneficiary of this Agreement and the Credit Loan to be received hereunder. No portion of any Credit Loan is to be used, for the "purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, as amended and the Borrower is not engaged in the business of extending credit to others for such purpose.

           3.14     Capitalization. Interpool Limited is a Subsidiary. The Parent Guarantor owns 100% of the issued and outstanding shares of Voting Stock of Interpool Limited.

           3.15     Holding Company and Investment Company Acts. Neither the Parent Guarantor nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it a "registered investment company", or an "affiliated company" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

           3.16     Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Parent Guarantor or any of its Subsidiaries to the Agent and the Lenders in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to either the Parent Guarantor or any of its Subsidiaries which has or is expected to have a Materially Adverse Effect, except as has been disclosed previously to the Agent in writing.

           3.17     Title to Lease and Equipment; Monitoring System. With respect to each Lease (or portion thereof in the case of a Stamping Lease) and item of Equipment that becomes, or is intended to become, subject to the lien of the Security Agreements, the relevant Borrower has good and valid legal and beneficial title to, and is the lawful owner of, all such Leases and Equipment, free and clear of all Liens whatsoever, except for Permitted Liens. The Parent Guarantor has good and valid legal and beneficial title to the Monitoring System, free and clear of Liens except Permitted Liens.

           3.18     Borrowing for Own Benefit. Each Borrower confirms that the Credit Loans borrowed by it will be used for the purposes set forth in Section 3.13 hereof, are being borrowed exclusively for its own account (within the meaning of paragraph 8 of the German Money Laundering Act) and the use of such Credit Loans will comply with all applicable laws, including money laundering laws.

           Section 4.     Conditions to Closing. The obligation of the Lenders to advance the Credit Loans during the Revolving Credit Period on any Borrowing Date shall be subject to the prior or simultaneous satisfaction of the following conditions precedent:

           4.1     Initial Borrowing. In the case of the first Borrowing Date, the satisfaction of the following conditions precedent:

                (a)     Delivery of Loan Documents. Each of this Agreement, the Parent Guaranty, the Security Agreements and the Fee Letter shall have duly and properly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on and as of the Closing Date. Executed original counterparts of such documents, as executed and delivered by the respective parties thereto, shall have been delivered to the Agent.

                (b)     Notes. The Notes evidencing the Credit Loans shall have each been duly and properly authorized, executed and delivered by the respective Borrowers and shall be in full force and effect. The executed original counterpart of such Note(s) shall be delivered to the Agent on behalf of the Lender(s) named as payee thereof.

                (c)     Delivery of Charter and Other Documents. The Agent, on behalf of the Lenders, shall have received from each Borrower and the Parent Guarantor copies, certified by the respective Authorized Officer or assistant secretary of each to be true and complete as of such Borrowing Date, of each of (a) its charter or other incorporation documents as in effect on such date, (b) its by-laws as in effect on such date, (c) resolutions authorizing its execution and delivery of each of the Loan Documents to which it is a party, its performance of all of its agreements and obligations under each of such documents and the borrowings and other transactions contemplated by this Agreement, and (d) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in its name and on its behalf, each of the Loan Documents to which it is a party, to make application for the Credit Loans, and to give notices and to take other action on its behalf under the Loan Documents to which it is a party.

                (d)     Acceptance of Agent. Interpool, Inc. the agent for service of process or Interpool Limited designated in Section 22, has accepted such appointment and has delivered evidence of such appointment to the Agent.

                (e)     Collateral Account. The Collateral Account under each Security Agreement shall have been established with the Agent, and the Agent shall have on-line access to account statements and account activity in respect thereof.

                (f)     Opinions of the Borrower's, Parent Guarantor's and Agent's Counsel. The Agent and the Lenders, shall have received from Arthur Burns, Esq. (or other attorney acceptable to the Lenders), U.S. counsel to each Borrower and the Parent Guarantor, a favorable opinion, from David King & Company, Barbados counsel to Interpool Limited, a favorable opinion, from Vedder, Price, Kaufman & Kammholz, P.C., special New York counsel to the Agent, each opinion to be in form and substance reasonably satisfactory to the Agent and addressed to the Agent and the Lenders and dated the initial Borrowing Date.

                (g)     UCC Searches. The Agent shall have received UCC searches in respect of each Borrower from the office of the Secretary of State of the State of Delaware and the Recorder of Deeds of the District of Columbia each as at a date reasonably close to the initial Borrowing Date.

                (h)     Borrowing Base Certificate. The Agent shall have received the initial Borrowing Base Certificate.

                (i)     Insurance. The Agent shall have received evidence of insurance complying with the requirements of Section 6.8 for its fleet of Containers.

          Upon the occurrence of the Closing Date, all obligations of DVB or DVB Bank AG and of the Borrowers and their Affiliates under that certain term sheet dated 7 October 2004 shall be terminated and of no further force and effect.

           4.2     Each Borrowing Date. In the case of each Borrowing Date (including the initial Borrowing Date), the satisfaction of the following conditions precedent:

                (a)     Request for Funds. The relevant Borrower shall have given to the Agent and each Lender a completed Notice of Borrowing for such Borrowing Date.

                (b)     Representations and Warranties. The representations and warranties of the relevant Borrower and the Parent Guarantor contained in Section 3 and the other Loan Documents in connection herewith on or after the date hereof shall have been materially correct when made and shall be deemed to be repeated at and as of such Borrowing Date, and such representations and warranties shall be materially correct at and as of such Borrowing Date.

                (c)     No Defaults, etc. No Default or Event of Default shall have occurred and then be continuing or would result from such Borrowing.

                (d)     Loan to Value Ratio. After giving effect to such Credit Loan to such Borrower, the aggregate principal amount of Credit Loans outstanding to such Borrower shall not exceed such Borrower's Borrowing Base.

                (e)     Financial Markets. The Agent shall not have determined that there has been a material adverse change in the financial markets relevant for the financing of the Credit Loans to be disbursed on such Borrowing Date, and it shall not be unlawful or impractical for each Lender to make Dollar-denominated loans or to purchase the Dollar-denominated obligations necessary for such Lender to make or maintain Credit Loans.

           Section 5.     Revolving Collateral.

           5.1     Addition of Collateral. Each Borrower may, from time to time during the Revolving Credit Period, add any Container to the Lien created under the Security Agreement thereby making such Container eligible for inclusion in the Borrowing Base, subject to the satisfaction of the following terms and conditions:

                (a)     Such Container shall be Eligible Equipment (and the Agent shall be reasonably satisfied that such Container satisfies the relevant criteria contained in the definition of Eligible Equipment) and, if then subject to a Lease, such Lease shall not be a Delinquent Lease.

                (b)     A Security Agreement Supplement for such Borrower shall have been duly and properly authorized, executed and delivered by the respective parties thereto which shall be completed as follows:

(i) in the case of Schedule 1 (Equipment), there shall be listed such Container; and

(ii) in the case of Schedule 2 (Leases), there shall be listed any Lease relating thereto (but only to the extent of such Container).

                (c)     The Security Documents, the UCC Financing Statements, and other documents in respect thereto as necessary to enable the Agent to perfect a legal, valid and enforceable first-priority security interest in all of the Collateral intended to be conveyed on such Borrowing Date, shall have been duly executed by the relevant Borrower, and duly filed or recorded, as applicable, in all appropriate filing offices or other locations necessary for the perfection of such security interests, subject only to Permitted Liens, and all other actions necessary for the perfection of such interests shall have been completed to the satisfaction of the Agent and its counsel.

                (d)     The Agent and the Lenders, shall have received if Interpool Limited is the Borrower, from David King & Company, Barbados counsel to Interpool Limited, an opinion or other written confirmation in form and substance reasonably satisfactory to the Agent and addressed to the Agent and the Lenders and addressing the due filing of such instruments to perfect on a first priority basis the Agent's security interest in such Container (and any related Lease), and dated on or prior to the date such Container is intended to be included in the Borrowing Base.

                (e)         Except in the case of Stamping Leases, the Agent, on behalf of the Lenders, shall have received the original counterpart of each Lease specified in the Security Agreement Supplement specified in Section 5.1(a)(ii) above that constitutes "chattel paper". In the case of Stamping Lease, the Agent shall have received a certified copy of the Stamping Leases specified in such Security Agreement Supplement.

                (f)     The Agent shall have received from such Borrower a Notice of Assignment addressed to each Lessee (or delivered in blank) under the Lease (if any) to which such Container is subject, such Notice of Assignment to be held by the Agent and distributed to such Lessee only in accordance with Section 3(c) or 7.1 of the applicable Security Agreement.

                (g)     The Agent shall have received a Collateral Certificate from such Borrower in respect of such Container and the related Lease, duly completed and with all required attachments, and, if such Container is subject to a Finance Lease, a certified copy of such Finance Lease.

                (h)     The Agent shall have received an update to the UCC searches specified in Section 4.1(g) (or, if later, this Section 5.1(h)) which shall show no reference to such Container or the related Lease (or, if such a reference is there, an appropriate release of such Lien shall have been filed of record).

                (i)     The Agent shall have received a revised Borrowing Base Certificate.

                (j)     If such Container shall have been first placed into service prior to January 1, 2002, the Agent shall have received from such Borrower copies of any loan financing or acquisition documents relating to such Container as such Borrower shall have available to it, to the extent requested by the Agent (such Borrower advising the Agent generally of the availability and nature of such related documents); provided that such documents (i) may be delivered in redacted form to omit sensitive economic details and (ii) will not be available if subject to a binding confidentiality restriction prohibiting dissemination.

Upon satisfaction of the conditions specified above in respect of any Container, such Container shall be eligible for inclusion in the Borrowing Base.

           5.2     Removal of Collateral. So long as no Default of Event of Default shall have occurred and be continuing, a Borrower may direct the Agent to release any Container (and related Lease to the extent of such Container) from the Lien of such Borrower's Security Agreement if, after giving effect to such release (and any contemporaneous prepayment of such Borrower's Credit Loans), the outstanding aggregate principal amount of such Borrower's Credit Loans shall not exceed such Borrower's Borrowing Base (as modified to give effect to the release of such Container from the calculation thereof), and the Agent shall have received a revised Borrowing Base certificate reflecting the removal of such Container from the Borrowing Base. Subject to the satisfaction of the foregoing conditions, the Agent shall comply with such request by taking the actions directed by such Borrower to release such Container from the Lien of the applicable Security Agreement.

           5.3     Collateral Account. In addition to any amounts required to be deposited in the Collateral Accounts pursuant to the terms of the Loan Documents, each Borrower may, at its option, from time to time, deposit such amounts as it may elect in the Collateral Account established under the Security Agreement to which it is a party.

           Section 6.     Affirmative Covenants. The Parent Guarantor and each Borrower covenant and agree that, so long as any amounts are owing with respect to the Notes or otherwise pursuant to this Agreement the Parent Guarantor and each Borrower shall, and to the extent applicable shall cause each of their Subsidiaries and, in the case of any Equipment, the Lessees thereof, to:

           6.1     Punctual Payment. Duly and punctually pay or cause to be paid the principal and interest on the Notes and all fees and other amounts from time to time owing hereunder, all in accordance with the terms of this Agreement and the Notes.

           6.2     Location of Office. Maintain its chief executive office and principal place of business at 211 College Road East, Princeton, New Jersey 08540, or at such other address as the Borrower shall designate in a notice to the Agent and each Lender at least sixty (60) days prior to the effective date of such relocation.

           6.3     Records and Accounts; Collateral Tracking System. (a) Keep true consolidating and consolidated records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and maintain adequate accounts and reserves for all taxes (including, income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies, and all other reserves; and (b) maintain computerized systems capable of tracking the Eligible Equipment and Lease Income on a per unit basis, enabling the Parent Guarantor and each relevant Borrower at all times to identify the same by Lease and any Lessee (the Monitoring System).

           6.4     Financial Statements, Certificates and Information. Furnish to each of the Lenders:

                (a)     Within 180 days after the end of each fiscal year of the Parent Guarantor and each Borrower, consolidated balance sheets of the Parent Guarantor and its consolidated Subsidiaries, as at the end of such fiscal year, and consolidated statements of income, cash flows and retained earnings of the Parent Guarantor and its consolidated Subsidiaries for the fiscal year then ended, each setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied, accompanied by a report and opinion of KPMG LLP (or such other independent certified public accountants of nationally recognized standing as are reasonably acceptable to the Lenders), which report and opinion shall have been prepared in accordance with generally accepted auditing standards and shall be unqualified as to "going concern" status, scope of audit or conformity with GAAP;

                (b)     By no later than December 31, 2004, with respect to the fiscal quarter ended September 30, 2004, and as soon as available and, in any event, within ninety (90) days after the end of each of the first three fiscal quarters in each fiscal year of the Parent Guarantor thereafter a consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries as at the end of such fiscal quarter, and consolidated statements of income and reconciliation of surplus of the Parent Guarantor and its consolidated Subsidiaries for the portion of the fiscal year then ended, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied, except for the lack of footnotes thereto, and certified by the principal financial or principal accounting officer of the Parent Guarantor or each such Borrower, as the case may be, but subject to normal, recurring year-end adjustments;

                (c)     Following a request therefor by the Agent, within 30 days after the end of each fiscal year of the Parent Guarantor, Parent Guarantor's financial forecast for the fiscal year following such fiscal year (the first forecast subject to this clause (c) being that for the 2006 fiscal year), including its cash flow forecast;

                (d)     (i) Concurrently with the delivery of each financial statement pursuant to paragraphs (a) and (b) of this Section 6.4, a certificate substantially in the form of Exhibit D (a Compliance Certificate), signed on behalf of the Parent Guarantor by its principal financial or principal accounting officer and (ii) on each Payment Date, a Borrowing Base Certificate signed on behalf of each Borrower by an Authorized Officer as to such Borrower's Borrowing Base as at such date;

                (e)     Promptly upon receipt thereof, copies of all management letters of substance and other reports of substance which are submitted to any Borrower or the Parent Guarantor by their accountants in connection with any annual or interim audit of the books of any Borrower or the Parent Guarantor made by such accountants;

                (f)     Promptly upon their becoming available, copies of such other financial statements and reports, if any, as each Borrower and/or the Parent Guarantor may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal or state, to the extent that such are publicly available;

                (g)     If and when any Borrower and/or the Parent Guarantor gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

                (h)     Upon the request of the Agent, within 180 days after the end of each fiscal year of the Parent Guarantor, an updated Dynamar Report (or equivalent such report) of each Lessee; and

                (i)     With reasonable promptness, such other data as the Agent or any of the Lenders (acting through the Agent so long as no Event of Default is continuing) may reasonably request.

           6.5     Business and Corporate Existence. Keep in full force and effect its corporate existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business and comply with (a) all applicable laws and regulations wherever its business is conducted, (b) the provisions of its charter documents or by-laws, and (c) all agreements and instruments by which it or any of its properties may be bound and all applicable decrees, orders and judgments, in each case in such manner that a Materially Adverse Effect will not result. Each Borrower will comply with its obligations set forth in Section 5.9 of the Security Agreement to which it is party.

           6.6     Payment of Taxes. Promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon them or upon their income or profit or upon any property, real, personal or mixed, belonging to them, provided that none of any Borrower, the Parent Guarantor or any of its Subsidiaries shall be required to pay any such tax, assessment, charge or levy if the same shall not at the time be due and payable or can be paid thereafter without penalty or if the validity thereof shall currently be contested in good faith by appropriate proceedings diligently pursued and if such Borrower, the Parent Guarantor or such Subsidiary, as the case may be, shall have set aside on its books reserves deemed by it adequate with respect to such tax, assessment, charge or levy.

           6.7     [Intentionally Omitted]

           6.8     Insurance. (a) Promptly effect and maintain, or cause to be effected and maintained by each Lessee, with financially sound and reputable companies, insurance policies: (i) insuring the Equipment against loss by war, fire, explosion, theft and such other casualties as are usually insured against by first class companies engaged in the same or a similar business and with coverage, and with respect to any Container, in an amount (on a combined basis taking into consideration the insurance maintained both by such Borrower and any applicable Lessee) at least equal to the replacement cost of such Container, and (ii) insuring the relevant Borrower against liability for personal injury and property damage liability, caused by, or relating to, the Equipment or its use, with such levels of coverage and deductibles that are customary with first class industry standards. The Agent and the Lenders reserve the right (but shall not have the obligation) to obtain (i) at the relevant Borrower's expense, insurance with respect to any or all of the foregoing risks if such relevant Borrower shall fail to obtain such coverage in the specified amounts, and (ii) additional insurance on its own behalf with respect to any or all of the foregoing risks (or any other risk). All insurance maintained by a Borrower for loss or damage of the Equipment shall provide that losses, if any, shall be payable to Agent or its designee as sole loss payee for its loss and such relevant Borrower shall utilize its best efforts to have all checks relating to any such losses delivered promptly to Agent or such other person designated by the Agent. The Agent and each Lender shall be named as an additional insured with respect to all such liability insurance maintained by a Borrower. Each Borrower shall pay, or cause to be paid, the premiums with respect to all such insurance and deliver to Agent evidence satisfactory to Agent of such insurance coverage. Each Borrower shall cause to be provided to Agent, not less than fifteen (15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence satisfactory to Agent of renewal or replacement coverage. Each insurer shall agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Agent, that (i) it will give each additional insured and the loss payee thirty (30) days' prior written notice of the effective date of any material alteration, cancellation or non-renewal of such policy; (ii) the interest of any named additional insurance or loss payee other than the relevant Borrower shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of the relevant Borrower or any other person with respect to such policy or policies and (iii) it will permit the Agent and/or the Lender(s) to make payments to effect the continuation of coverage upon notice of cancellation due to nonpayment of premium.

           (b)     Maintain with financially sound and reputable insurance companies insurance on all other properties and assets in at least such amounts and against at least such risks as are usually insured against in the same general area as that in which the relevant Borrower is located and by companies engaged in the same or similar businesses.

           6.9     Inspection of Properties and Books; Containers Monitoring System. (a) Permit the Agent or any Lender, or any of their designated representatives or agents, at any reasonable time during business hours and at reasonable intervals of time, and upon reasonable prior written notice (or, if a Default or an Event of Default shall have occurred and then be continuing, at any time, without prior notice and at such Borrower's expense), to (i) to the extent permitted under the related Lease, visit, inspect and appraise the Equipment and properties of any Borrower and the Parent Guarantor; (ii) examine and make copies of and take abstracts from the books and records of any Borrower and the Parent Guarantor, including Equipment purchase orders and purchase agreements; (iii) obtain from any Borrower such other information regarding the Equipment as the Agent or such Lender may reasonably request promptly following such request; and (iv) discuss the affairs, finances and accounts of any Borrower and the Parent Guarantor with their appropriate officers, employees and accountants. The relevant Borrower shall pay for the cost and expense (including, inter alia, travel) of the Agent in conducting all such inspections, if an Event of Default has occurred and is then continuing.

                (b)     Permit the Agent or any Lender, or any of their designated representatives or agents, at any reasonable time during business hours and at reasonable intervals of time, and upon reasonable prior written notice (or, if a Default or an Event of Default shall have occurred and then be continuing, at any time during business hours, without prior notice and at such Borrower's expense), to (i) visit, inspect and have access to the Monitoring System relating to the Equipment and (ii) obtain information from the Monitoring System reasonably required to obtain a fair picture of the condition and lease status of the Equipment.

                (c)     Notwithstanding the foregoing provisions of this Section 6.9, so long as no Event of Default is continuing, any of the rights of a Lender under this Section 6.9 shall be exercised through the Agent.

           6.10     Licenses and Permits. Cause all Equipment which, under applicable Law, is required to be registered, to be properly registered in the name of the relevant Borrower and cause all Equipment, the ownership of which, under applicable law, is evidenced by a certificate of title, to be properly titled in the name of the relevant Borrower. If at any time while any of the Notes are outstanding, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that any Borrower may fulfill any of its obligations hereunder, each Borrower shall immediately take or cause to be taken all steps reasonably necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

           6.11     Notice of Material Claims and Litigation. Promptly notify the Agent and each Lender of the commencement of any claims (other than claims under a policy of insurance in amounts which, together with any interest accrued thereon, do not exceed the face value of such policy), actions, suits, proceedings or investigations of any kind pending or threatened against any Borrower, the Parent Guarantor or any of its Subsidiaries before any court, tribunal or administrative-agency or board in an amount in excess of $5,000,000, or which, if adversely determined, might, either in any case or in the aggregate, have a Materially Adversely Effect or materially impair the right of the Parent Guarantor and its Subsidiaries considered as a whole, or any Borrower considered individually, to carry on their respective businesses substantially as now conducted, or which question the validity of this Agreement, any Note or the Security Documents or any action taken or to be taken pursuant hereto or thereto.

          6.12 Further Assurances. Cooperate with the Agent and the Lenders and take such further actions and execute such further instruments and agreements as the Agent may reasonably request to carry out to the Lenders' satisfaction the transactions contemplated by this Agreement.

           6.13     Pension Plans.

                (a)     Fund any Guaranteed Pension Plan as required by the provisions of Section 302 of ERISA and Section 412 of the Code, and make all contributions to a Multiemployer Plan required pursuant to any applicable collective bargaining agreement.

                (b)     Furnish promptly to the Agent a copy of any notice of termination of a Guaranteed Pension Plan required to be sent to the Pension Benefit Guaranty Corporation and a copy of any report or demand sent or received by or with respect to a Guaranteed Pension Plan pursuant toss.ss.4041, 4041A, 4042, 4043, 4062, 4063, 4065, 4066 or 4068 of ERISA or under subtitle E of Title IV of ERISA.

                (c)     Furnish promptly to the Agent a copy of all Forms 5500, Forms 5500-C and/or Forms 5500-R relating to a Guaranteed Pension Plan, together with all attachments thereto, including any actuarial statement relating to a Guaranteed Pension Plan required to be submitted underss.103 (d) of ERISA.

                (d)     Cause any Guaranteed Pension Plan to pay all benefits when due.

                (e)     Furnish the Agent with copies of any request for waiver from the funding standards or extension of the amortization periods required by Section 303 and 304 of ERISA or Section 412 of the Code, with respect to any Guaranteed Pension Plan no later than the date on which the request is submitted to the Department of Labor or the United States Internal Revenue Service, as the case may be.

                (f)     Promptly notify the Agent of any "complete withdrawal", "partial withdrawal" or "reorganization" with respect to any Multiemployer Plan as such terms are defined in ERISA.

                (g)     With respect to any Guaranteed Pension Plan, promptly notify the Agent upon the occurrence of any "Reportable Event" as defined in ERISA.

           6.14     Use of Proceeds. The proceeds of the Credit Loans will be used only for general corporate purposes of the Borrowers and their Subsidiaries in the ordinary course of business, provided that, no Borrower shall be entitled to use the proceeds of any Credit Loans to acquire any Person by means of a "hostile acquisition". No part of the proceeds of any Credit Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations U and X.

           6.15     Notice of Default. Promptly, upon becoming aware thereof, give written notice to the Agent and each Lender of: (a) the occurrence of any Default or Event of Default, specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto, (b) any litigation or proceeding affecting any Borrower, the Parent Guarantor or any of its Subsidiaries or any of their properties or assets which, if adversely determined, might have a Materially Adverse Effect, (c) any dispute between any Borrower, the Parent Guarantor or any of its Subsidiaries and any Governmental Authority that might materially interfere with their normal business operations, and (d) any Materially Adverse Effect.

           Section 7.     Negative Covenants. The Parent Guarantor and each Borrower covenant and agree that, so long as any amounts are owing with respect to the Notes or otherwise pursuant to this Agreement the Parent Guarantor and each Borrower shall not and shall not permit any of their Subsidiaries, except with the prior written consent of the Lenders in each instance, to:

           7.1     Liens. Create, incur, assume or permit to exist any Liens on the Borrower's interest in the Monitoring System, except Permitted Liens.

           7.2     Maximum Funded Debt to Tangible Net Worth. At the end of any fiscal quarter, permit the ratio of (i) Funded Debt to (ii) Tangible Net Worth, to exceed the ratio of 4.0 to 1.

           7.3     Minimum Tangible Net Worth. At the end of any fiscal quarter, permit Tangible Net Worth to be less than Three Hundred Million Dollars ($300,000,000).

           7.4     Fixed Charge Coverage Ratio. At the end of any fiscal quarter, permit the ratio of (A) for the rolling four quarter period ending on the last day of such quarter, the sum of (i) Earnings Available for Fixed Charges, plus (ii) depreciation to (B) Fixed Charges for such period, to be less than 1.5 to 1.

           7.5     Additional Financial Covenants. If on or after the Closing Date, the Parent Guarantor, any Borrower or any of their respective Subsidiaries either incur additional Indebtedness for borrowed money or amend the documentation for any Indebtedness for borrowed money outstanding on the Closing Date, so as to either (i) incorporate additional financial covenants or (ii) amend covenants of the type set forth in Section 7.2, 7.3 or 7.4 hereof in such a way as to make such covenant more restrictive, then the Borrower shall promptly (but in no event later than ten (10) Business Days thereafter) notify the Agent and each Lender of such occurrence. If the Majority Lenders so elect, then upon notice of such election to the Parent Guarantor, such revised and/or additional financial covenants shall automatically be incorporated by reference into this Agreement without the need for further action by any party whatsoever. Thereupon, the Agent and each Lender shall have a separate and independent right to enforce such revised and/or additional financial covenants.

           7.6     Distributions. Make any Distributions if a Default or Event of Default exists or would occur after giving effect to such Distribution.

           7.7     Merger, Consolidation or Sale of Assets, Etc.

                (a)     Become a party to any merger or consolidation, or take any action looking to the dissolution or liquidation of the Parent Guarantor or any Borrower other than, so long as no Default or Event of Default shall have occurred and be continuing, (A) the merger or consolidation of a Borrower into the Parent Guarantor or (B) any consolidation or merger of the Parent Guarantor for which all of the following conditions precedent are satisfied:

(i) if the Parent Guarantor is not the surviving entity the person formed by such consolidation or merger (each such corporation and each such person or entity being hereinafter called a Successor) shall execute and deliver to the Agent and each Lender (x) an agreement in form and substance reasonably satisfactory to the Lessor containing an assumption by such Successor of the due and punctual performance of each covenant and condition of the Parent Guarantor under this Agreement and the Parent Guaranty and (y) an opinion of counsel as to the due execution, delivery and enforceability of such agreement and any tax matters incidental to such transaction requested by Agent;

(ii) immediately after giving effect to such transaction, (1) no Default or Event of Default (including no breach of the financial covenants set forth in Section 7.2, 7.3, 7.4 or 7.5 hereof) shall have occurred and be continuing, and the Successor shall have delivered an officer's certificate to such effect and (2) the Lenders will not suffer any adverse tax treatment;

(iii) the relevant Successor is, in the reasonable opinion of each of the Lenders, at least of the same creditworthiness as the Parent Guarantor immediately prior to such merger or consolidation and, if not, such Successor provides each of the Lenders with alternative security acceptable to each of the Lenders; and

(iv) after giving effect to such merger or consolidation, the Successor complies with the then single obligor credit limitation for each of the Lenders.

           7.8     ERISA. Permit any Plan maintained by it to (a) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) which could reasonably be expected to result in material liability for excise taxes or fiduciary liability under Section 406 of ERISA, (b) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (c) terminate any Plan in a manner that could result in the imposition of a Lien or encumbrance on the assets of the Parent Guarantor or any of its Subsidiaries pursuant to Section 4068 of ERISA.

           7.9     Public Utility Holding Company. Directly or indirectly own, control or hold with power to vote any "voting security" of an "electric utility company" or a "gas utility company" or of a "holding company" holding any "voting security" of either the foregoing, as such terms are defined in the Public Utility Holding Company Act of 1935.

           7.10     Transactions with Affiliates. Enter into or permit to exist, directly or indirectly, any transaction with any Affiliate of the Parent Guarantor or any Subsidiary thereof, except for transactions made on fair and reasonable terms which are no more favorable to such Affiliate than would be obtained in a comparable arm's-length transaction with a person that is not an Affiliate, a copy of each of which has been provided to the Lenders.

           7.11     Dispositions of Collateral. Sell, transfer, exchange or otherwise dispose of any of the Collateral, except:

(i) following release thereof in accordance with Section 5.2 hereof; and

(ii) sale or dispositions of Eligible Equipment in connection with an Event of Loss.

           Section 8.     Events of Default. The occurrence and continuation of any of the following events shall be Events of Default (or, if the giving of notice or lapse of time or both is required, then prior to such notice and/or lapse of time, the occurrence of such events shall be Defaults):

                (a)     if any Borrower shall default in the payment of any installment of the principal of, or interest on, any Note (including any mandatory prepayment set forth in Section 2.7 hereof) when the same shall become due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise, and such condition shall continue unremedied for five Business Days; or

                (b)     if any Borrower shall default in the payment of any amounts owing pursuant to the terms of any Loan Document (not otherwise addressed in clause (a) above) when the same shall become due and payable, and such condition shall continue unremedied for ten Business Days; or

                (c)     if the Parent Guarantor or any Borrower shall default in the performance of or compliance with any term contained in Section 7; or

                (d)     if the Parent Guarantor or any Borrower shall default in the performance of or compliance with any term contained in Sections 6.1 through 6.15 and such default shall not have been remedied within ten Business Days after notice thereof shall have been given to the Borrower by the Agent; or

                (e)     if the Parent Guarantor or any Borrower shall default in the performance of or compliance with any term contained herein (other than those referred to above in this Section 8), or in any of the other Loan Documents, and such default shall not have been remedied within 30 days after notice thereof shall have been sent to such Borrower by the Agent; or

                (f)     if any representation or warranty made by any Borrower or the Parent Guarantor herein or in any of the other Loan Documents, in any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false or incorrect in any material respect on the date when made or deemed to have been made and, if curable (together with any adverse consequences) such falsity or incorrectness shall not have been cured (together with such consequences) within 30 days after notice thereof shall have been sent to the Parent Guarantor by the Agent; or

                (g)

(1) Subject to clause (2) below, if any Borrower, the Parent Guarantor or any of its Subsidiaries shall fail (i) to pay (as principal or guarantor or other surety) any principal of or premium, if any, or interest on any Specified Indebtedness (other than any Specified Indebtedness not exceeding $5,000,000 in aggregate principal (or other relevant) amount) beyond any applicable grace period, or (ii) to observe or perform any of the terms of any evidence of any Specified Indebtedness or any agreement relating thereto (other than any Specified Indebtedness not exceeding $25,000,000 in aggregate principal (or other relevant) amount) and such condition gives the holders of such Specified Indebtedness the right to cause such Indebtedness to be due prior to its stated maturity and shall continue unremedied for thirty (30) days; or (iii) the Specified Indebtedness of any Borrower, the Parent Guarantor or any of its Subsidiaries (other than any Indebtedness not exceeding $5,000,000 in aggregate principal (or other relevant) amount) shall be accelerated or otherwise required to be paid or prepaid prior to the scheduled maturity therefor.

(2) If the Parent Guarantor certifies to the Agent in writing that no other facility relating to the Parent Guarantor's or Borrower's Specified Indebtedness (other than Specified Indebtedness not exceeding $5,000,000 in aggregate principal (or other relevant) amount) contains a cross-default or cross-acceleration provision that is less favorable to the Borrower and the Parent Guarantor as this provision, then the Agent, the Lenders, the Parent Guarantor and the Borrower agree to amend this Agreement such that the provisions of Section 8(g)(1) shall be consistent the next least favorable provisions contained in the Parent Guarantor's or Borrower's facilities relating to Specified Indebtedness (as certified to them in writing by the Parent Guarantor); provided that such provision shall never be more favorable to the Parent Guarantor or the Borrowers than the cross-default and cross-acceleration provisions contained in the Amended and Restated Credit Agreement, dated as of November 1, 2004, among Interpool Container Funding, SRL, as the borrower, Interpool, Inc., as parent guarantor, Fortis Bank (Nederland) N.V., as the agent and the lenders named therein, as in effect on the date hereof; or

                (h)     if any Borrower, the Parent Guarantor or any of its Subsidiaries shall (i) fail to pay its debts generally as the same shall become due, or (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (iii) be generally not paying its debts as such debts become due, (iv) make a general assignment for the benefit of its creditors, (v) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (vi) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vii) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law, (viii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (ix) take any corporate action for the purpose of effecting any of the foregoing; or

                (i)     if a proceeding or case shall be commenced, without the application or consent of a Borrower, the Parent Guarantor or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or if an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against any such Borrower, the Parent Guarantor, or any such Subsidiary; or if action under the laws of the jurisdiction of incorporation or organization of a Borrower, the Parent Guarantor or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to any such Borrower, the Parent Guarantor or any such Subsidiary and shall continue unstayed and in effect for any period of 60) days; or

                (j)     if a judgment or order for the payment of money shall be entered against any Borrower, the Parent Guarantor or any of its Subsidiaries by any court, or if a warrant of attachment or execution or similar process shall be issued or levied against property of any such Borrower, the Parent Guarantor or any such Subsidiary, that in the aggregate exceeds $5,000,000 in value and such judgment, order, warrant or process shall continue undischarged, unsatisfied or unstayed for sixty (60) days; or

                (k)     if any Borrower, the Parent Guarantor or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or if notice of intent to terminate a Plan or Plans in a "distress situation" under Section 4041(c) of ERISA shall be filed under Title IV of ERISA by any Borrower, the Parent Guarantor, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or if any of such Persons files a notice of intent to terminate a Plan or Plans pursuant to a "standard" termination that qualifies as such due to an agreement by a Borrower of any member of the Controlled Group to contribute additional amounts to such Plan or Plans; or if the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such, Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Parent Guarantor and such proceedings shall not have been dismissed within thirty (30) days thereafter; or if a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                (l)     if any of the Loan Documents shall for any reason cease to be in full force and effect in any material respect; or

                (m)     with respect to the Parent Guarantor, if, (i) with the exception of the following owners (or members of their immediate families and related entities), (A) Martin Tuchman, presently acting as the Chief Executive Officer of the Parent Guarantor, (B) Raoul J. Witteveen and (C) Warren Serenbetz, any Person, or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of more than 50% of the combined economic or voting interests in the Parent Guarantor, or (ii) any Person referred to in the foregoing clause (i), or two or more such Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the composition of the board of directors or other similar management body of the Parent Guarantor, or otherwise over the management or policies of the Parent Guarantor; or with respect to any Borrower other than Interpool, Inc., if the Parent Guarantor shall for any reason cease to own at least 51% of the issued and outstanding voting stock of each Borrower other than Interpool, Inc. or otherwise cease to have a controlling influence over the composition of the board of directors of each Borrower other than Interpool, Inc. or otherwise over the management or policies of each Borrower other than Interpool, Inc.; or

                (n)     the primary business of the Parent Guarantor or any Borrower is no longer the business of ownership, leasing and management of intermodal transportation equipment.

           Section 9.     Remedies.

                (a)     Upon the occurrence of an Event of Default of a kind described in Sections 8(h) and (i), the Commitments shall be automatically terminated and the then unpaid principal balance of, and accrued interest on, all Notes and all other amounts then payable hereunder, if not already due, shall immediately become and be due and payable, all without demand or notice to any Borrower or other formalities, all of which are hereby expressly waived by each Borrower.

                (b)     Upon the occurrence of an Event of Default which is not of a kind described in Sections 8(h) and (i), any of the following actions may be taken: the Agent may, with the consent of the Majority Lenders, or shall, upon the request of the Majority Lenders, by notice to each Borrower, terminate the Commitments and/or declare the then unpaid principal balance of, and accrued interest on, all Credit Loans and all other amounts owing to the Lenders and the Agent under this Agreement and the other Loan Documents to be due and payable forthwith.

                (c)     In the event the maturity of the Credit Loans shall have been accelerated pursuant to the foregoing Sections 9(a) or 9(b), each Borrower will cause the Lease Income paid from and after such time to be paid directly to the Agent under the Security Agreement, for the benefit of the Lenders and the Agent.

                (d)     Subject to the other limitations contained in this Section 9 concerning the exercise of remedies, the Agent, on its behalf or on behalf of the Lenders, may proceed to protect its or their rights by action at law, suit in equity or by any other appropriate measures, whether for specific performance of any covenant or agreement contained herein or in any other Loan Document and if the then unpaid principal balance of, and accrued interest on, all Notes and shall have become due, by declaration or otherwise pursuant to Section 9(a) or 9(b), to proceed to enforce the payment thereof or to enforce any other legal or equitable right of such Person.

                (e)     Upon the consent of the Majority Lenders, the Agent may, or, upon the request of the Majority Lenders, the Agent shall, subject in each case to Section 14.7, proceed to enforce the rights of the Lenders and/or the Agent, and the Lenders may direct the Agent to enforce the provisions of the Loan Documents authorizing the sale or disposition of all or any of the property included in the Collateral and, in its discretion, to exercise all or any of the other legal or equitable rights or remedies which the Agent may have when the Agent shall have become entitled to exercise remedies pursuant to the Loan Documents.

                (f)     If the Agent shall exercise any or all available remedies pursuant to the terms of any Loan Document, all moneys received by the Agent from the exercise of such remedies and any other moneys at the time in the possession of the Agent and available for distribution to the Lenders and/or the Agent shall be applied by the Agent in the following manner:

first, in or toward the payment of amounts due to the Agent at the date of distribution for which it is entitled to reimbursement or indemnification pursuant to this Agreement;

second, in or toward the reimbursement of amounts expended by each of the Lenders in accordance with the provisions of Section 14.7 of this Agreement;

third, in or toward the payment to the Lenders pari passu and ratably without preference or priority of one over another, of interest and fees accrued to the date of application and then due hereunder and under the other Loan Documents and any other amounts then due pursuant to Section 2 hereof, in the proportions that the amounts of such interest, fees and other amounts then due to each of the Lenders bears to the total amount of interest, fees and other amounts then due;

fourth, in or towards payment to the Lenders, pari passu and ratably without preference or priority of one over another, of the principal amount of the Notes in the proportions that the amount of such principal then owing to each of them bears to the then Aggregate Note Principal Balance; and

fifth, any balance remaining shall be paid to or as directed in writing by the Borrower or any other Person or Persons for the time being entitled thereto.

                (g)     This Agreement and each other Loan Document may be enforced against any Borrower and the Parent Guarantor by the Agent as agent of each of the Lenders, if so instructed, without the necessity of joining any or all of them as parties in the enforcement proceedings.

                (h)     All of the amounts to be paid to the Agent by any Borrower pursuant to Section 9(c) and all interest and other amounts accrued thereon, shall be held as cash security in any Collateral Account, to be applied upon the Agent's becoming entitled to exercise remedies pursuant to any of the Loan Documents, for the benefit of the Lenders and the Agent, against the Obligations in such manner as shall be provided in Section 9(f) of this Agreement.

                (i)     As a separate stipulation independent from anything else herein contained, the Agent is hereby authorized, without notice to or any consent of any Borrower and without prejudice to any other right or remedy which the Agent might have from time to time or at any time or times while an Event of Default exists, without restrictions, to debit all or any of the Collateral Accounts and appropriate, set-off or apply all or any part of the sums standing to the credit thereto towards the payment or discharge of any of the Obligations in accordance with the provisions of Section 9(f) hereof, and for the purposes of such appropriation or application, to transfer the whole or any part of the sums standing to the credit of the Collateral Accounts to any of the offices of the Agent in any country whatsoever.

                (j)     The arrangements regarding all of or any part of the Collateral Accounts shall not constitute a debt of the Agent due or payable to any Borrower and, accordingly, except as expressly provided in the Security Agreement, no Borrower shall at any time be entitled to withdraw any sum standing to its credit in the Collateral Accounts until all of the Obligations have been paid in full.

                (k)     The Agent shall, at the request of a Borrower, invest from time to time any amounts on deposit in the Collateral Account relating to such Borrower in certificates of deposit of prime commercial banks (having a maturity of fewer than 30 days). Upon the request of the relevant Borrowers, such amounts may be invested in other securities issued by any commercial bank acceptable to Majority Lenders in the ordinary course of its business; provided that all actions shall have been taken, and all such documents in form and substance reasonably satisfactory to the Agent, including an opinion of counsel, shall have been delivered to the Agent as it, in its sole discretion, shall deem reasonably necessary or advisable in order to assure the Agent that it, on behalf of the Lenders, shall have a duly perfected, first-priority lien, charge and security interest in and to such securities and the proceeds thereof.

           Section 10.     Notice and Waivers of Default.

           10.1     Notice of Default. If any Lender shall give any notice or take any other action in respect of a claimed Default (whether or not constituting an Event of Default) under this Agreement, the Borrowers shall forthwith give written notice thereof to the Agent and to the Lenders, describing the notice or action and the nature of the claimed Default.

           10.2     Waivers of Default. Any Default or Event of Default may be waived as provided in Section 21. The Agent shall notify the Borrowers in writing of any waiver granted hereunder. Any Default or Event of Default so waived shall be deemed to have been cured and to be not continuing, and upon such waiver each of the Borrowers, and each of the Lenders shall be restored to their respective positions prior to the existence of the Default or Event of Default, whether or not acceleration of the maturity of the Notes shall have occurred pursuant to Section 9. No such waiver shall extend to or affect any subsequent or other Default or Event of Default or impair any rights consequent thereon. Notwithstanding anything in this Section 10 to the contrary, the Lenders shall not be in any way obligated or required to grant any waiver and the decision to grant any waiver shall be in the sole discretion of the Lenders.

           Section 11.     Set Off. In addition to, and not in limitation of, any rights granted by applicable law, and regardless of the adequacy of any collateral, during the continuance of an Event of Default, any deposits or other sums credited by or due from any Lender to the Parent Guarantor or any Borrower may, without notice to the Parent Guarantor or any such Borrower (which is hereby expressly waived), be set off against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter rising, of the Parent Guarantor or such Borrower to such Lender. Each Lender agrees with the other Lenders that if an amount to be set off is to be applied to any Indebtedness of the Parent Guarantor or any such Borrower to any such Lender, whether Indebtedness evidenced by any of the Notes or due under this Agreement or otherwise arising, such amount shall be applied ratably to all such indebtedness (except to the extent not permitted by the terms of any agreement or instrument evidencing the same). Each Lender further agrees with the other Lenders that if such Lender shall both (a) receive from either the Parent Guarantor or any Borrower or from any other source whatsoever, whether by voluntary payment, exercise of the right of set-off, counterclaim, cross action, or enforcement of any claim evidenced by the Notes, this Agreement or any other Loan Document, or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and (b) retain and apply to the payment of the amounts owing with respect to the Notes or of any amounts due to any such Lender under this Agreement or any other Loan Document any amount which is in excess of its ratable portion of the payments received by all of the Lenders, then such Lender shall make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution until the amount of such excess has been exhausted, assignment of claims, subrogation or otherwise, as shall result in each such Lender receiving in respect of its Notes and the amounts due any such Lender under this Agreement or any other Loan Document its ratable share of all such payments.

           Section 12.     [omit]

           Section 13.     [omit]

           Section 14.     The Agent.

           14.1     Appointment. Each Lender hereby irrevocably designates and appoints DVB Bank N.V. as the Agent for such Person under this Agreement, and each of the other Loan Documents, and each Lender hereby irrevocably authorizes DVB Bank N.V., as the Agent for such Lender, to execute the Loan Documents and to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms thereof, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

           14.2     Delegation of Duties. The Agent may execute any of its duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in good faith.

           14.3     Exculpatory Provisions. Neither the Agent nor any shareholders, officers, directors, employees, agents, attorneys-in-fact or affiliates of the Agent shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct or, in the case of the Agent, simple negligence in the handling of money or funds received by the Agent in accordance with the terms of the Loan Documents), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Parent Guarantor or any Borrower or any officer thereof contained in this Agreement or any other Loan Document, or by any party in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or the Parent Guarantor to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained or conditions of, this Agreement or any Loan Document or to inspect the properties, books or records of any Borrower. The Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder, and shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Agent shall not be deemed to have fiduciary obligation to any of the Lenders.

           14.4     Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, on any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of all counsel (including counsel to any Borrower and/or Parent Guarantor to the extent such counsel so comments in writing), independent accountants and other experts selected by the Agent. The Agent may deem and treat the named payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or such other percentage of the Lenders as required by the provisions of this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Notes.

           14.5     Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders and consult with the Lenders with respect the action to be taken. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders, provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

           14.6     Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any officers, directors, employees, agents, attorneys-in-fact or affiliates of the Agent has made any representations or warranties to it and that no action by the Agent hereinafter taken, including any review of the affairs of any Borrower or the Parent Guarantor shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit-worthiness of any Borrower and the Parent Guarantor and made its own decision to make its Credit Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking, or directing, any action under this Agreement or any other Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and credit-worthiness of any Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or credit-worthiness of any Borrower which may come into the possession of the Agent or any officers, directors, employees, agents, attorneys-in-fact or affiliates of the Agent.

           14.7     Indemnification.

                (a)     The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by any Borrower and without limiting the obligation of any Borrower to do so), ratably according to the principal balances of their respective Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent (including any Lender) in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein, and the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct or, in the case of the handling of money or funds received by the Agent in accordance with the terms of the Loan Documents, simple negligence. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

                (b)     The Agent shall not be required to expend any of its own money to make up the full amount of any Credit Loan requested by any Borrower hereunder, or otherwise or incur any expense as a consequence of the failure of any Lender to make available to the Agent any Credit Loan which the Lenders have become obliged to make hereunder. If such a failure should occur and the Agent shall nevertheless have advanced money of its own or incur expense in order to make up the full amount of any such Credit Loan, it shall be deemed to have done so at the request of any Lender, which is in default, unless such Lender shall have previously notified the Agent that it should not make such an advance or incur such an expense to make good such failure, and in the absence of such prior notice, such Lender shall be obliged to pay to the Agent on demand the amount expended by the Agent out of its own funds plus any costs incurred by the Agent to carry such funds while such Lender is in default to the Agent hereunder, all of which shall constitute a loan by the Agent to such Lender which shall bear interest from the date of the advance by the Agent at the Federal Funds Effective Rate from day to day on the Credit Loan with respect to which the advance or expenditure was made. During the continuance of any such default as between the Agent and such Lender, and notwithstanding anything elsewhere herein to the contrary expressed or implied, the principal amount of indebtedness in respect of Credit Loans made by such Lender in default shall be deemed to be reduced, so long as the default continues, by the amount not remitted by it to the Agent to make up such Lender's share of the amount of such Credit Loan and such principal amount and interest thereon shall be deemed assigned to and collectible by the Agent for its own account for application against the amount of its claim under the preceding sentence.

                (c)     In the event that the Agent does not receive from any Lender a payment which such Lender is required by the terms hereof to make to the Agent and the Agent has made the amount thereof available to a Borrower, as the intended recipient thereof, if such Borrower repays the Agent the amount made available to it, such Borrower shall be subrogated to the Agent's right to recover such amount from any Lender which failed to make such required payment.

           14.8     Failure to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 14.7 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

           14.9     The Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower, and any Affiliates of any Borrower as though DVB Bank N.V. were not the Agent hereunder and DVB Bank N.V. (any such successor) and its Affiliates may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. With respect to its Credit Loans made or renewed by it, and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

           14.10     Successor Agent. The Agent may voluntarily resign as Agent upon thirty (30) days' notice to the Lenders and the Borrowers, or shall resign upon the written request of the Majority Lenders, with such written request also being provided to the Borrowers. If the Agent shall resign as Agent under this Agreement, then the Majority Lenders shall appoint from among the Lenders a successor agent which successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the resigning Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement, or any holders of the Notes. If a successor Agent is not appointed before the end of such thirty (30) day notice period, the resigning Agent shall continue to serve as Agent hereunder for a limited period of time beyond such thirty (30) day notice period; provided that the Borrowers and the Lenders diligently attempt to identify and appoint a successor Agent. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

           14.11     Exercise of Remedies Under Security Documents. Unless the Agent shall have determined that immediate action is desirable in order to protect the interests of the Lenders, the Agent shall consult with the Lenders before exercising any remedies under the Security Documents and shall (subject to receiving indemnification pursuant to Section 14.7) take such actions with respect thereto as shall be reasonably directed by the Majority Lenders.

           14.12     Standard of Care. In performing its duties and functions hereunder, the Agent will exercise the same degree of care which it normally exercises in making and handling loans in which it alone is interested, but it does not assume further responsibility.

           14.13     Dealing with the Lenders. The Agent may at all times deal solely with the several Lenders for all purposes of this Agreement and the protection, enforcement and collection of the Notes, including the acceptance and reliance upon any certificate, consent or other document of such Lenders and the division of payments in accordance with the terms of this Agreement, notwithstanding possession by the Agent of actual knowledge that any Lender has sold a participation in Credit Loans made or to be made by it hereunder to another Person.

           14.14     Duties Not to be Increased. The duties and liabilities of the Agent shall not be increased without the written consent of the Agent.

           Section 15.     Expenses and Indemnities. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agrees to pay: (a) the cost of producing and reproducing this Agreement and other instruments mentioned herein; (b) the reasonable fees, expenses and disbursements of the Agent and its counsel (as well as any outside counsel for the Lenders) incurred in connection with the preparation of this Agreement and other instruments mentioned herein, each funding hereunder, the addition or removal of Collateral pursuant to Section 5 and all amendments, modifications, approvals, consents or waivers hereto or hereunder, and (c) all reasonable out-of-pocket expenses (including attorneys' fees and costs incurred by the Agent and by each Lender in connection with (i) the enforcement of this Agreement, the Loan Documents and the Notes against any Borrower and/or the Parent Guarantor or the administration thereof after the occurrence and during the continuance of a Default or Event of Default, and (ii) in connection with any workout, amendment or waiver requested by any Borrower or the Parent Guarantor, litigation, proceeding or dispute (other than one between two or more Lenders and other than one in which any Borrower commences proceedings against the Lenders or any Lender and prevails therein), whether arising hereunder or otherwise, in any way related to the Agent's or any Lender's relationship with any Borrower hereunder. The amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any Default Rate) and be an obligation secured by any collateral. After the occurrence and during the continuance of an Event of Default, the Borrowers shall pay the costs of any field audit examinations that the Agent in its discretion may conduct. Each Borrower further agrees to indemnify and hold harmless the Indemnified Parties from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an Indemnified Party by reason of or resulting from any litigation, proceeding or dispute commenced or threatened against the Agent, or any Lender arising out of the transactions contemplated hereby unless such damages, losses, settlement payments, obligations or liabilities were caused by the gross negligence or willful misconduct of the Indemnified Party. In any investigation, proceeding or litigation, or the preparation therefor, the Agent shall be entitled to select its own counsel and, to the extent no conflict of interest arises, counsel for the Lenders (being the same counsel as counsel to the Agent) and, in addition to the foregoing indemnity, each Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. The covenants of this Section 15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

           Section 16.     Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the other Loan Documents and in any certificates or other papers delivered by or on behalf of any Borrower and/or the Parent Guarantor, pursuant hereto shall survive the making by each Lender of Credit Loans, as herein contemplated and shall continue in full force and effect so long as amount due under this Agreement or the Notes remains outstanding and unpaid. Notwithstanding anything in this Agreement or implied by law to the contrary, the indemnification agreements of the Borrowers set forth in Section 2 of this Agreement shall survive the payment of amounts due under this Agreement or the Notes. All statements of fact relating to any Borrower contained in any certificate or other paper delivered to the Agent or to any Lender at any time after the date hereof by or on behalf of any Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower and the Parent Guarantor hereunder.

           Section 17.     Parties in Interest; Successors and Assigns.

                (a)     Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Borrower, the Parent Guarantor, the Lenders or the Agent shall bind and inure to the benefit of their respective successors and assigns.

                (b)     Any Lender may, with prior or concurrent notice to the Borrowers, (i) assign to one or more Affiliates of the Lender all or a portion, or (ii) assign to one or more other assignees that is not, so long as no Event of Default is continuing, a Competitor (each, an Assignee) all or a portion (not less than $5,000,000 original principal amount, or if less than $5,000,000, such Lender's entire Credit Loan), in each case, of its interests, rights and obligations under this Agreement and the other Loan Documents, including all or a portion of such Lender's Credit Loan(s), at the time made by or owing to it, provided that (i) the parties to each such assignment shall execute and deliver to the Agent and the Borrowers an instrument of assignment and acceptance substantially in the form of Exhibit E (an Assignment and Acceptance); and (ii) after giving effect to such assignment the assigning Lender shall retain (if it retains any portion) a minimum of $5,000,000 original principal amount of its interests, rights, and obligations under this Agreement and the other Loan Documents, and provided further that any such assignment shall be subject to the consent of the Agent, which consent shall not be unreasonably withheld. Upon acceptance and recording in the Register pursuant to paragraph (c) of this Section 17, from and after the effective date specified in each Assignment and Acceptance: (i) the Assignee (if not already a Lender hereunder) shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the same rights and obligations as a Lender under this Agreement, and the terms "Lender" and "Lenders" thereafter shall include such Assignee, and (ii) the assigning Lender shall be released from any future obligations under this Agreement with respect to the interest assigned, provided that in the case of an Assignment and Acceptance covering all or the remaining portion of a Lender's rights and obligations under this Agreement, such Lender shall continue to be entitled to the benefits of the indemnification provisions of Sections 2 and 15 hereof, as well as to any fees or amounts accrued for its account hereunder and not yet paid and shall continue to be responsible for obligations and liabilities incurred prior to such assignment. Each relevant Borrower shall upon request of the Assignee and delivery of the assigning Lender's Note execute new Notes in appropriate denominations and Loan Series to evidence the Credit Loans after an assignment and shall deliver such new Notes to the Assignee and the assigning Lender (to the extent it retains any portion of the Credit Loans) in exchange for the return of the Notes that previously evidenced such Credit Loans.

                (c)     The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Assignees, and the principal amount of the Credit Loans owing to each Assignee from time to time (the Register). The entries in the Register shall be conclusive in the absence of manifest error, and each Borrower, each Lender, and any Assignees may treat each person whose name is recorded in the Register as an Assignee for all purposes of this Agreement. The Register shall be available for inspection by any Borrower, the Parent Guarantor, the Lenders, and any Assignee, at any reasonable time upon reasonable prior notice.

                (d)     If, pursuant to this Section 17, any interest in this Agreement is assigned to any Assignee that is not incorporated or organized under the laws of the United States or a state thereof, such Assignee shall agree that, if requested in writing by the Borrower or the Agent, it shall deliver to each Borrower and the Agent: (i) two valid, duly completed copies of United States Internal Revenue Service (IRS) Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Assignee is entitled to receive payments made under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, and (ii) a valid, duly completed IRS Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Assignee which delivers to the Agent a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to each Borrower and the Agent two copies of the Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to each Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by any Borrower or the Agent, certifying in the case of a Form W-8BEN or W-8ECI that such Assignee is entitled to receive payments made under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless any change in treaty, law or regulation or official interpretation thereof has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Assignee from duly completing and delivering any such letter or form with respect to it and such Assignee advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax.

                (e)     Each Lender may sell to one or more Persons, so long as such Person is not a Competitor (each, a Participant) a participation of such Lender's interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Credit Loan(s)), provided that: (i) such Lender shall remain solely responsible for the performance of its obligations under this Agreement, (ii) such Participant shall be entitled to the benefit of the cost protection provisions in Section 2 and, if the identity of such Participant is disclosed to the Borrowers, the right to set off contained in Section 11; and (iii) the Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such selling Lender in connection with its rights and obligations under this Agreement. All amounts payable by each Borrower hereunder shall be determined as if that Lender had not sold such participation (i.e., no Borrower shall be obligated to make any payment on account of the cost protection provisions in Section 2 in respect of any Participant in an amount that would exceed such amount as would have been payable had such Lender not sold such participation to such Participant). At any time or from time to time, upon written request to a Lender by any relevant Borrower, such Lender shall provide such relevant the Borrower a written statement of whether it has sold any participation in its interests, rights and obligations hereunder and, if so, the amount of such participation sold and the identity of the purchaser or purchasers.

                (f)     Notwithstanding anything else to the contrary contained herein, no participation or assignment shall, without the consent of the Borrowers, require any Borrower to register or qualify the Credit Loans, the Notes or any assignments thereof or participation therein under the Securities Act of 1933, as amended, or the Blue Sky law of any state.

                (g)     No Borrower shall assign or delegate any of its rights and duties hereunder.

                (h)     Any Lender, Assignee or Participant may at any time pledge or assign all or any portion of its rights under this Agreement to a Federal Reserve Bank.

                (i)     No Lender may assign, or sell a participation interest in, any of its rights under this Agreement, the Notes, or any other Loan Document to (i) any Borrower or any Affiliates of any Borrower or (ii) any particular bank identified to the Lenders by any Borrower if such bank maintains a Borrower's operating accounts.

           Section 18.     Notices, Etc. Except as otherwise expressly provided herein, all notices and other communications made or required to be given pursuant to this Agreement, the Notes, a Security Agreement or Parent Guaranty must be in writing shall be deemed to have been given: when delivered by hand, two Business Days after being properly deposited in the mails postage prepaid, when sent by telex, answer-back received, or fax transmission, or the next Business Day after being delivered to the telegraph company or overnight courier, addressed to such party at its address indicated below (or at such other address as any party may from time to time specify by notice to the other parties):

(a)	If to Interpool Limited, at: Interpool Limited 211 College Road East Princeton, New Jersey 08540 Attention: Chief Financial Officer Telephone: (609) 452-8900 Facsimile: (609) 452-8211

(b)	If to Interpool, Inc., as Borrower, at: 211 College Road East Princeton, New Jersey 08540 Attention: Chief Financial Officer Telephone: (609) 452-8900 Facsimile: (609) 452-8211

(c)	If to the Agent, at: DVB Bank N.V. Parklaan 2 3016 BB Rotterdam The Netherlands Attention: Aad Molenaar / Chantal van de Beek Telephone: +31 10 206 971 931 Facsimile: +31 10 436 2547

(d)	If to the Lenders, at the addresses set forth below their signature lines on this Agreement; and

(e)	If to the Parent Guarantor, at: 211 College Road East Princeton, New Jersey 08540 Attention: Chief Financial Officer Telephone: (609) 452-8900 Facsimile: (609) 452-8211

           Section 19.     Miscellaneous. This Agreement and the Notes shall be deemed to be contracts under the laws of the State of New York and shall for all purposes be construed in accordance with and governed by the laws of said State (including Section 5-1401 and 5-1402 of the General Obligations Law, but otherwise without giving effect to any conflicts of laws provisions contained therein). The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Agent or any Lender would otherwise have. Any instrument required by any of the provisions hereof to be in the form annexed hereto as an exhibit shall be substantially in such form, with such changes therefrom, if any, as may be approved by the Agent and the Borrowers. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

           Section 20.     Entire Agreement, etc. This Agreement, together with the other Loan Documents, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in Section 21.

           Section 21.     Consents, Amendments, Waivers, etc. No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrowers, and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment, waiver or consent shall, without the prior written consent of each Lender affected thereby, do any of the following: (i) waive any of the conditions specified in Section 4, or any Events of Default set forth in Section 8(h) or (i); (ii) subject any of the Lenders to any additional obligations; (iii) reduce the principal of or interest owing on any Note, or any fees or other amounts payable hereunder; (iv) postpone any date fixed for any payment in respect of, or waive any default in the payment of any, principal of or interest on any Credit Loans or any fees or other amounts payable hereunder; (v) change the number of Lenders which shall be required for the Lenders, or any of them, to take any action hereunder; (vi) amend Section 17(h) or this Section 21, (vii) amend the definition of any of the terms "Majority Lenders", "Net Book Value", "Eligible Equipment", "Eligible Lease" or any defined term used in any of the foregoing definitions; (viii) release all or any substantial part of the Collateral from the Lien of the Security Agreements except in accordance with the provisions of Sections 5.2 and 7.12 hereof; (ix) release any Borrower or the Parent Guarantor from its obligations hereunder or under any of the other Loan Documents; or (xi) permit the creation of any Lien on the Collateral ranking prior to, or on parity with, the Lien created by the Security Agreements. In addition, no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

           Section 22.     Waiver of Jury Trial. THE AGENT, THE LENDERS, THE BORROWERS, AND THE PARENT GUARANTOR AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY LOAN DOCUMENT, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE AGENT, THE LENDERS, THE BORROWERS, AND THE PARENT GUARANTOR, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE AGENT, ANY LENDER, ANY BORROWER, NOR THE PARENT GUARANTOR HAS AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

           Section 23.     Submission to Jurisdiction; Waivers. EACH BORROWER AND THE PARENT GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                (a)     SUBMIT FOR THEMSELVES AND THEIR PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITUATED IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

                (b)     CONSENT THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREE NOT TO PLEAD OR CLAIM THE SAME;

                (c)     WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON EACH OF THEM AND AGREE THAT ALL SUCH SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWERS OR THE PARENT GUARANTOR AT THEIR ADDRESSES SET FORTH IN SECTION 18 OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE BORROWERS' AND THE PARENT GUARANTOR'S ADDRESS AS SET FORTH IN SECTION 18;

                (d)     WAIVE ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING THE AGENT TO EXERCISE ANY REMEDIES SET FORTH HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS;

                (e)     AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT OR OTHERWISE AFFECT THE RIGHT OF THE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWERS OR THE PARENT GUARANTOR OR THEIR PROPERTY IN THE COURTS OF OTHER JURISDICTIONS;

                (f)     EACH BORROWER APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, HAVING AN ADDRESS AT 111 8TH AVENUE, NEW YORK, NEW YORK, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICING OF LEGAL PROCESS AND EACH BORROWER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH BORROWER.

           Section 24.     Acknowledgments. Each Borrower and the Parent Guarantor each hereby acknowledges that:

                (a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                (b)     no Lender has any fiduciary relationship with or fiduciary duty to any Borrower and/or the Parent Guarantor arising out of or in connection with this Agreement or any of the other documents, and the relationship between the Lenders, each Borrower, and the Parent Guarantor in connection herewith or therewith is solely that of debtor and creditor; and

                (c)     no joint venture is created hereby or by any other documents or otherwise exists by virtue of the transactions contemplated hereby between any Borrower, the Parent Guarantor, and the Lenders.

* * *

           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duty authorized officers as of the day and year first written above.

BORROWERS

INTERPOOL LIMITED

By:
Name:
Title:

INTERPOOL, INC.

By:
Name:
Title:

PARENT GUARANTOR

INTERPOOL, INC.

By:
Name:
Title:

AGENT

DVB BANK N.V.,
as Agent

By:
Name:
Title:

By:
Name:
Title:

LENDERS

DVB BANK N.V.

By:
Name:
Title:

By:
Name:
Title:

DVB Bank N.V.
Parklaan 2
3016 BB Rotterdam
The Netherlands
Attention: Aad Molenaar /
Chantal van de Beek
Telephone: +31 10 206 971 931
Facsimile: +31 10 436 2547

ING BANK N.V.

By:
Name:
Title:

By:
Name:
Title:

ING Bank N.V.
Corporate Banking Services Amsterdam
HE 03.03
P.O. Box 1800
1000 BV Amsterdam
The Netherlands
Attention: Michel Gaffar / Iris Roerdinkholder
Fax: +31 20 563 5239

Annex PG

PRICING GRID

          The "Applicable Margin" means, for any day and for any Borrower, the rates set forth below (presented in basis points) in the row opposite such term and in the column corresponding to the "Pricing Level" and Advance Rate that exists on the first day of any Interest Period:

-------------------------------------------------------------------------
                              Advance Rate is    Advance Rate is 60%
                               More than 60%           or Less
-------------------------------------------------------------------------

Pricing Level I                     150                  140
-------------------------------------------------------------------------
Pricing Level II                    165                  150
-------------------------------------------------------------------------
Pricing Level III                   180                  160
-------------------------------------------------------------------------

           For purposes of this Schedule, the following terms have the following meanings:

          "Advance Rate" means, for any Borrower and for any Interest Period, as at the Payment Date that is the first day of such Interest Period, the ratio of (x) the sum of (i) the Aggregate Net Book Value of all Equipment included in the Borrowing Base of such Borrower as at such date and (ii) the amount standing to the credit of the Collateral Account established by the Agent under such Borrower's Security Agreement (after taking into account any reallocation of Borrowing Base from Interpool, Inc. to Interpool Limited as provided for in the definition of the term "Borrowing Base") to (y) the Aggregate Note Principal Balance for such Borrower as at such date.

           "Pricing Level I" applies at any date if, at such date, the Parent Guarantor's long term unsecured (and non-credit enhanced) debt is rated at least BBB-.

          "Pricing Level II" applies at any date if, at such date, either (A) the Parent Guarantor's long term unsecured (and non-credit enhanced) debt is rated at least BB+ or (B) as at the end of the most recently completed fiscal quarter (for which financial statements shall have been timely delivered in accordance with Section 6.04(a) or (b) of the Agreement), the ratio of (x) Funded Debt to (y) Tangible Net Worth is 3:1 or less (and Pricing Level I does not apply).

          "Pricing Level III" applies at any date if, at such date, Parent Guarantor's long term unsecured (and non-credit enhanced) debt is rated at BB or less or if the Parent Guarantor has no such rating (and neither Level I Pricing nor Level II Pricing applies).

          "Pricing Level" refers to the determination of which of Level I, Level II, Level III or Level IV applies at any date.

           "S&P" means Standard & Poor's Ratings Services.

EXHIBIT A

FORM OF NOTE

[$____________]	[Closing Date]

FOR VALUE RECEIVED, the undersigned, [INTERPOOL LIMITED, a company organized under the laws of Barbados] [INTERPOOL, INC., a corporation organized under the laws of the State of Delaware] (together with its successors and permitted assigns, the "Borrower"), hereby absolutely and unconditionally promises to pay to the order of ____________________________________________ (together with its successors and permitted assigns, the "Lender"), at the office of DVB Bank N.V., as Agent, [__________, Rotterdam, The Netherlands], or at such other address as the Agent may from time to time designate in writing, the principal sum of _____________________ Dollars ($[__________]) at the times and in the amounts set forth in the Revolving Credit Agreement, dated as of December 29, 2004, by and between the Borrower and [Interpool, Inc.] [Interpool Limited], as Borrowers, Interpool, Inc., as the Parent Guarantor, the Lender, the other lenders from time to time parties thereto, and DVB Bank N.V., as agent (in such capacity, the "Agent"), as the same may be modified, amended, extended, renewed, supplemented or restated from time to time (the "Credit Agreement"), and to pay interest on the principal balance hereof from time to time outstanding at the times and at the rate(s) per annum applicable from time to time as specified in the Credit Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Credit Agreement.

          The date and amount of each Credit Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Revolving Credit Agreement or hereunder in respect of the Credit Loans made by the Lender to the Borrower.

          This Note is one of the Notes referred to in, evidences borrowings under and has been issued by the Borrower in accordance with the terms of, the Credit Agreement. The Lender and any holder hereof shall be bound by and entitled to the benefits of the Credit Agreement and may enforce the agreements of the Borrower contained therein, and any holder may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof.

          The Borrower has the right under certain circumstances and the obligation under certain other circumstances to prepay in whole or some specified portion of the principal amount of this Note on the terms and conditions specified in the Credit Agreement.

          If any one or more Events of Default described in the Credit Agreement shall occur, the entire unpaid principal amount of this Note and all unpaid interest accrued hereunder may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement. After the occurrence and during the continuance of an Event of Default, certain of the indebtedness evidenced hereby shall bear interest at the Default Rate as provided in the Credit Agreement.

          The Borrower and every endorser or guarantor of this Note hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note (except as otherwise specifically provided in the Credit Agreement), assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

          This Note is secured by a security interest in certain assets of the Borrower, [and is guaranteed by Interpool Inc., in each case,] as provided in the Credit Agreement and the other Loan Documents referred to therein.

          All of the provisions of this Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns.

          This Note shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the General Obligations Law, but otherwise without giving effect to any conflicts of law provisions contained therein.

           IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized undersigned officer as of the date first written above.

[INTERPOOL LIMITED] [INTERPOOL, INC.] By: Name: Title:

SCHEDULE OF CREDIT LOANS

          This Note evidences Credit Loans made to the Borrower by the Lender under the within-described Revolving Credit Agreement, on the dates and in the principal amounts set forth below, subject to the payments of principal set forth below:

               Principal      Date Paid      Principal      Notation
Date Made      Amount         or Prepaid     Amount         Made By
---------      --------       ----------     ---------      --------